Exhibit 2.1

Execution Copy

PARTNERSHIP INTERESTS PURCHASE AGREEMENT

By and Among

Navigant International, Inc.,

NWT Newco, Inc.,

Navigant International/North Central, Inc.,

Northwestern Travel Service, L.P.,

Northwestern Travel Service, Inc.,

Noble Family Limited Partnership

and

the Limited Partners named herein

made effective as of May 24, 2004

i

3.31	Disclosure	30
3.32	Investment Intent	30
3.33	Pre-Closing Transfer	31
4. REPRESENTATIONS OF NII, NINC AND NEWCO		31
4.1	Due Organization	31
4.2	Authorization; Validity of Obligations	32
4.3	No Conflicts	32
4.4	The Stock Consideration	32
4.5	SEC Filings and Financial Statements.	33
5. COVENANTS		33
5.1	Tax Matters	33
5.2	Accounts Receivable	35
5.3	Employee Benefit Plans	35
5.4	Related Party Agreements	36
5.5	Cooperation	36
5.6	Access to Information; Confidentiality; Public Disclosure	36
5.7	[Reserved]	36
5.8	Soft Dollars	36
5.9	Permitted Distribution	37
5.10	Transition	37
5.11	Stock Transfer Restrictions and Related Matters	37
5.12	Registration Rights	39
5.13	Conduct of the Partnership’s Business Post-Closing	42
6. CONDITIONS PRECEDENT TO OBLIGATIONS OF NII, NINC AND NEWCO		43
6.1	Representations and Warranties; Performance of Obligations	43
6.2	No Litigation	43
6.3	No Material Adverse Change	43
6.4	Consents and Approvals	44
6.5	Opinion of Partnership Counsel	44
6.6	Partnership Documents/Charter Documents/New Partner Documents	44
6.7	Due Diligence Review	44
6.8	Delivery of Closing Financial Certificate	44
6.9	FIRPTA Compliance	45
6.10	Employment Agreements	45
6.11	Waiver of Rights of First Refusal	45
6.12	Transfer of Nonoperating Assets	45
6.13	No Distribution	45
6.14	Amendment to Partnership Documents	45
6.15	Pre-Closing Transfer	46
7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTNERS AND THE PARTNERSHIP		46
7.1	Representations and Warranties; Performance of Obligations	46
7.2	No Litigation	46
7.3	Consents and Approvals	47
7.4	Employment Agreements	47

7.5	Opinion of NII Counsel	47
7.6	Letter of Credit	47
8. INDEMNIFICATION		47
8.1	General Indemnification by the Partners	47
8.2	Indemnification by NII, NINC and Newco	48
8.3	Limitation and Expiration	49
8.4	Indemnification Procedures	50
8.5	Survival of Representations, Warranties and Covenants	52
8.6	Exclusive Remedies	52
8.7	Right to Set Off	52
8.8	Arbitration	53
9. NONCOMPETITION		53
9.1	Prohibited Activities	53
9.2	Confidentiality	54
9.3	Damages	55
9.4	Reasonable Restraint	55
9.5	Severability; Reformation	55
9.6	Independent Covenant	55
9.7	Materiality	56
10. GENERAL		56
10.1	Successors and Assigns	56
10.2	Entire Agreement; Amendment; Waiver	56
10.3	Counterparts	56
10.4	Brokers and Agents	56
10.5	Expenses	56
10.6	Specific Performance; Remedies	57
10.7	Notices	57
10.8	Governing Law	58
10.9	Severability	58
10.10	Absence of Third Party Beneficiary Rights	59
10.11	Mutual Drafting	59
10.12	Further Representations	59
10.13	Definitions	59

EXHIBITS AND SCHEDULES

Exhibit A	—	Form of Promissory Note
Exhibit B	—	Form of Partnership’s Counsel Legal Opinion
Exhibit C-1	—	Form of Employment Agreement (Jack Noble)
Exhibit C-2	—	Form of Employment Agreement (John Noble)
Exhibit C-3	—	Form of Employment Agreement (Roger Przytarski)
Exhibit D	—	Form of NII’s Counsel Legal Opinion
Schedule 1.3	—	Payment of Consideration
Schedule 1.4	—	Post-Closing Audit Checklist
Schedule 3.1	—	Due Organization
Schedule 3.3	—	No Conflicts
Schedule 3.4	—	Ownership of the Partnership
Schedule 3.5	—	Subsidiaries and Debt Interests
Schedule 3.6	—	Predecessor Status
Schedule 3.7	—	Required Governmental Filings and Consents
Schedule 3.9	—	Financial Statements
Schedule 3.10	—	Liabilities and Obligations
Schedule 3.12	—	Bank Accounts; Powers of Attorney
Schedule 3.13	—	Accounts and Notes Receivable
Schedule 3.15	—	Related Party Transactions
Schedule 3.16	—	Real Property
Schedule 3.17	—	Personal Property
Schedule 3.18	—	Intellectual Property
Schedule 3.19	—	ARC Bonding; Debit Memoranda
Schedule 3.20(a)	—	Significant Customers; Preferred Venders
Schedule 3.20(b)	—	Material Contracts
Schedule 3.20(c)	—	Policies
Schedule 3.20(d)	—	Action by Significant Customers and Preferred Vendors
Schedule 3.20(e)	—	Unobtained Consents
Schedule 3.20(h)	—	Outstanding Balances
Schedule 3.20(i)	—	Pledge; Hypothecation; Mortgage
Schedule 3.21	—	Government Contracts
Schedule 3.22	—	Insurance
Schedule 3.23	—	Environmental Matters
Schedule 3.24	—	Labor and Employment Matters
Schedule 3.25	—	Employee Benefit Plans
Schedule 3.26	—	Taxes
Schedule 3.27	—	Conformity with Law; Litigation
Schedule 3.29	—	Absence of Changes
Schedule 3.32	—	Definition of Accredited Investor
Schedule 4.3	—	No Conflicts
Schedule 5.4	—	Related Party Agreements
Schedule 6.12	—	Nonoperating Assets Transferred
Schedule 10.4	—	Brokers and Agents

PARTNERSHIP INTERESTS PURCHASE AGREEMENT

THIS PARTNERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 16th day of June, 2004, by and among Navigant International, Inc., a Delaware corporation (“NII”), NWT Newco, Inc., an Illinois corporation and a wholly-owned subsidiary of Navigant International/Rocky Mountain, Inc. (“Newco”), Navigant International/North Central, Inc., an Illinois corporation and a wholly-owned subsidiary of NII (“NINC”), Northwestern Travel Service, L.P., a Minnesota limited partnership (the “Partnership”), Northwestern Travel Service, Inc., the general partner of the Partnership (the “General Partner”), Noble Family Limited Partnership, a Minnesota limited partnership (the “New Partnership”) and John C. Noble, Jack Curtiss Noble, Peter Thorp Noble, Clifford Blunt Noble and John Partridge Noble (individually, each a “Limited Partner”, and collectively with the General Partner and the New Partnership, the “Partners”). Except as otherwise set forth in this Agreement, capitalized terms shall have the definitions set forth in Section 10.13.

BACKGROUND

Immediately prior to the Closing, the Limited Partners have assigned 100% of their limited partnership interests in the Partnership to the New Partnership and the General Partner has adopted a plan of liquidation under applicable law pursuant to which it will liquidate its allocable portion of the Consideration to its shareholders following the Closing (the “Pre-Closing Transfer”); and

NII, NINC and Newco desire to purchase, and each of the New Partnership and the General Partner desires to sell, one hundred percent (100%) of their respective partnership interests of the Partnership (the “Acquisition”) and the Partners will each benefit directly or indirectly from the Acquisition.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. THE ACQUISITION

1.1 The Purchase and Sale. At the Closing and subject to and upon the terms and conditions of this Agreement, (a) the General Partner shall sell and deliver to Newco and Newco shall purchase from the General Partner One Hundred Percent (100%) of the General Partner’s general partnership interests of the Partnership (the “GP Interests”), (b) the New Partnership shall sell and deliver to NINC and NINC shall purchase from the New Partnership One Hundred Percent (100%) of the New Partnership’s limited partnership interests of the Partnership (the “New Partnership LP Interests”) and (c) the General Partner shall sell and deliver to NINC and NINC shall purchase from the General Partner One Hundred Percent (100%) of the General Partner’s limited partnership interests of the Partnership (the “General Partner LP Interests” and together with the New Partnership LP Interests, the “LP Interests”), in all cases free and clear of all Liens.

1.2 Consideration. In consideration for the LP Interests and the GP Interests, NII and NINC shall collectively pay consideration of up to Forty One Million Dollars ($41,000,000) (the “Consideration”). The Consideration shall be payable pursuant to Section 1.3 below in accordance with the allocation of the Consideration set forth in Schedule 1.3 and NII and NINC shall be entitled to rely on Schedule 1.3 in allocating the Consideration payable pursuant to Section 1.3 below. Immediately prior to the payment of the Closing Consideration Payment, NII shall transfer to NINC an amount equal to the Cash Consideration.

1.3 Payment of Consideration.

(a) At the Closing, NII and NINC shall collectively pay to the Partners, as set forth on Schedule 1.3 and in accordance with Schedule 1.3, the sum of Thirty Million Seven Hundred Fifty Thousand Dollars ($30,750,000) (the “Closing Consideration Payment”). The Closing Consideration Payment shall be paid as follows: (i) NII shall deliver to the General Partner a promissory note, in substantially the form attached hereto as Exhibit A (the “Note”), in the principal amount equal to the product of (A) the Closing Consideration Payment and (B) sixty-six percent (66%), less the Cash Consideration (the “Note Consideration”); (ii) NINC shall deliver to the New Partnership cash equal to the Cash Consideration set forth on Schedule 1.3 (the “Cash Consideration” and together with the Note Consideration, the “Nonstock Consideration”), net of certain fees payable pursuant to Section 10.5 hereof, and (iii) NII shall issue and deliver to the Partners set forth on Schedule 1.3, and as allocated on Schedule 1.3, certificates representing an aggregate number of shares of NII’s Stock equal to (A) the Closing Consideration Payment minus the Nonstock Consideration divided by (B) the Average Closing Price (the “Stock Consideration”). No fractional shares of NII Stock shall be issued in connection with the Acquisition, and no certificates or scrip for any such fractional shares shall be issued. Any Partner who would otherwise be entitled to receive a fraction of a share of NII Stock (after aggregating all fractional shares of NII Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Average Closing Price. The Note shall be secured by a standby letter of credit (the “Letter of Credit”).

(b) Within sixty (60) days after the first anniversary of the Closing, NII shall pay to the Partners set forth on Schedule 1.3, in accordance with Schedule 1.3, the sum of Ten Million Two Hundred Fifty Thousand Dollars ($10,250,000) (the “First Anniversary Consideration Payment”), less any amounts which may be subject to the right of offset set forth in Section 1.4, Section 8.7 and Section 10.5 hereof, in immediately available funds; provided, however, if the Partnership’s Net Revenues for the twelve (12) month period beginning on the first day of Navigant’s first fiscal month following the Closing (the “Measured Revenues”) are less than the Partnership’s Net Revenues for the corresponding twelve (12) month period ended on the last day of the Partnership’s fiscal month in which the Closing occurs (the “Target Revenues”), then the First Anniversary Consideration Payment shall be adjusted downward by the amount, dollar-for-dollar, by which the Target Revenues exceed the Measured Revenues.

Target Revenues and Measured Revenues will be calculated on the same basis using the same accounting procedures. To the extent that NII determines that a portion of the First Anniversary Consideration Payment should be subject to a downward adjustment as set forth in the preceding sentence or subject to the right of offset set forth in Section 1.4 and Section 8.7 hereof and such amount not been finally determined prior to the payment of the First Anniversary Consideration Payment, then NII shall deposit such amounts in an interest bearing escrow account with a national bank designated as the escrow agent, subject to an escrow agreement between the parties. Within ten (10) days after the final determination of the Partnership’s Measured Revenues and Target Revenues pursuant to Section 1.3(c) below any amounts (including accrued interest) held in the escrow account on account of a possible adjustment pursuant to this Section 1.3(b) shall be distributed to the Partners and/or NII, to effect the adjustment provided for in this Section 1.3(b)

(c) For purposes of calculating the First Anniversary Consideration Payment under subsection 1.3(b) above, the Measured Revenues and Target Revenues of the Partnership shall be determined as follows:

(i) Within forty-five (45) days after completion of the twelve month period ending on the last day of the Partnership’s fiscal month in which the Closing occurs, NII shall determine the Partnership’s Target Revenues (the “Target Revenues Audit”). The Partners shall cooperate and shall use their reasonable efforts to cause the employees of the Partnership to cooperate with NII after the Closing Date in furnishing information, documents, evidence and other assistance to NII to facilitate the completion of the Target Revenues Audit within the aforementioned time period. Based on the Target Revenues Audit, NII shall deliver to the Partners’ Representative a schedule setting forth the Partnership’s Target Revenues (the “Target Revenues Notice”).

(ii) Within thirty (30) days after completion of the twelve (12) month period beginning on the first day of Navigant’s first fiscal month following the Closing, NII shall determine the Partnership’s Measured Revenues (the “Measured Revenues Audit”). The Partners shall cooperate and shall use their reasonable efforts to cause the employees of the Partnership to cooperate with NII after the Closing Date in furnishing information, documents, evidence and other assistance to NII to facilitate the completion of the Measured Revenues Audit within the aforementioned time period. Based on the Measured Revenues Audit, NII shall deliver to the Partners’ Representative a schedule setting forth the Partnership’s Measured Revenues (the “Measured Revenues Notice”).

(iii) The Partners’ Representative shall have fifteen (15) business days from the receipt of either the Target Revenues Notice or the Measured Revenues Notice (as applicable) to notify NII that the Partners dispute such Target Revenues Notice or Measured Revenues Notice, as applicable. When NII shall have received notice from the Partners’ Representative that the Partners do not dispute the Target Revenues Notice or the Measured Revenues Notice (as applicable) or, if NII has not received notice of such a dispute within such fifteen (15) business-day period, the computation of the Measured Revenues or the Target Revenues (as applicable) and any payment made under this

Section shall be conclusive and binding upon the parties hereto. If, however, the Partners’ Representative has delivered notice of such a dispute to NII within such fifteen (15) business-day period, then NII shall select an independent accounting firm of nationally recognized standing that has not represented, or provided any service to, any of the parties hereto within the preceding two (2) years to review the Partnership’s books to determine the Measured Revenues or Target Revenues, as applicable, of the Partnership. Such independent accounting firm shall be ratified by the Partners’ Representative and NII within five (5) business days of its selection unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only the written information, agreements, contracts, commitments, evidence or other documents (or summaries thereof) that were (i) delivered or made available to NII pursuant to subsection (c)(i) or (ii) above or in connection with the transactions contemplated hereby, (ii) reviewed by NII during the course of the Target Revenues Audit or Measured Revenues Audit, as applicable, or (iii) that were kept in the ordinary course of business, are directly related to the dispute and that the accounting firm has determined in its reasonable judgment are relevant to rendering its decision. The independent accounting firm shall make its determination of the Partnership’s Measured Revenues or Target Revenues, as applicable, within thirty (30) days of its selection. The determination of the independent accounting firm shall be final, conclusive and binding on the parties hereto. Fifty percent (50%) of the costs and expenses of the independent accounting firm shall be paid by NII and fifty percent (50%) of such costs shall be paid collectively by the Partners.

(d) In the event NII fails to timely deliver any notice required under Section 1.3(c), NII shall not be deemed to be in default or breach of this Agreement, but the Partners shall use reasonable efforts to provide NII written notice thereof within ten (10) business days of such notice date. Upon receipt of notice of failure to timely deliver notice under Section 1.3(c), NII shall make commercially reasonable efforts to deliver the notice within ten (10) business days. If NII fails to take such action required in the preceding sentence, the Partners may resort to any remedy available to the Partners at law to enforce the Partners’ rights under this Section 1.3. The failure by NII to timely deliver any notice under Section 1.3(c) shall not limit, alter or in any way affect NII’s rights with respect to any adjustment to the First Anniversary Consideration Payment pursuant to this Section 1.3.

1.4 Post-Closing Adjustment. The Consideration shall be subject to adjustment after the Closing Date as specified in this Section 1.4.

(a) Within ninety (90) days following the Closing Date, NII shall cause its then current auditors (“NII’s Accountant”) to audit the Partnership’s books to determine the accuracy of the information set forth on the Closing Financial Certificate (the “Post-Closing Audit”). The Partners shall cooperate and shall use their reasonable efforts to cause the employees of the Partnership to cooperate with NII and NII’s Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to NII’s Accountant to facilitate the completion of the Post-Closing Audit within the aforementioned time period. Without limiting the generality of the foregoing, within two (2) weeks after the Closing the Partners shall provide NII’s Accountant with the information and/or documents requested on the

Post-Closing Audit Checklist set forth as Schedule 1.4 hereto in order to facilitate the completion of the Post-Closing Audit by NII’s Accountant within the aforementioned time period. In the event that NII’s Accountant determines that (i) the Tangible Net Worth of the Partnership as of April 25, 2004 was less than $9,000,000, (ii) the increase in Tangible Net Worth for the period beginning April 25, 2004 and ending May 24, 2004 was less than $203,278, (iii) the Partnership sustained a Net Loss for the period beginning April 26, 2004 and ending on May 23, 2004, (iv) the Partnership sustained a Net Loss for the period beginning May 24, 2004 and ending on the Closing Date, (v) the Partnership’s Adjusted Indebtedness as of the Closing Date exceeded $0, or (vi) the Partnership made any distributions since April 25, 2004 in addition to the Permitted Distribution (each, a “Prohibited Distribution”), NII shall deliver a written notice (the “Financial Adjustment Notice”) to the Partners’ Representative setting forth (i) the amount by which the Partnership’s Tangible Net Worth as of April 25, 2004 was less than $9,000,000, (ii) the amount by which the increase in the Partnership’s Tangible Net Worth from April 25, 2004 to May 24, 2004 was less than $203,278, (iii) the Partnership’s Net Loss for the period beginning on April 26, 2004 and ending on May 23, 2004, (iv) the Partnership’s Net Loss for the period beginning May 24, 2004 and ending on the Closing Date, (v) the Adjusted Indebtedness as of the Closing Date, and (vi) the sum of all Prohibited Distributions (the sum of (i), (ii), (iii), (iv), (v) and (vi) is hereinafter referred to as the “Consideration Adjustment”). To the extent that an adjustment is required pursuant to this Section 1.4(a), such adjustment (to the extent it would have a duplicative effect) shall be made one time through the application of clause (i), (ii), (iii), (iv), (v) or (vi) of this Section 1.4(a), it being understood that NII’s intent is not to double count any item set forth in the Financial Adjustment Notice.

(b) The Partners’ Representative shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify NII that the Partners dispute such Financial Adjustment Notice. If NII has not received notice of such a dispute within such thirty (30)-day period, NII shall be entitled to receive from the Partners the Consideration Adjustment. The Consideration Adjustment shall be applied against the First Anniversary Consideration Payment payable to the Partners under Section 1.3(b) hereof. If there are not sufficient amounts still owing to the Partners under Section 1.3(b) hereof to satisfy the Consideration Adjustment, the remaining unpaid amount shall be promptly paid by the Partners to NII in immediately available funds. If, however, the Partners’ Representative has delivered notice of such a dispute to NII within such thirty (30)-day period, then NII’s Accountant shall select an independent accounting firm of nationally recognized standing that has not represented any of the parties hereto within the preceding two (2) years to review the Partnership’s books and the Financial Adjustment Notice (and related information) to determine the amount, if any, of the Consideration Adjustment. Such independent accounting firm shall be ratified by the Partners’ Representative and NII within five (5) business days of its selection unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to NII’s Accountant in connection with the transactions contemplated hereby, (ii) reviewed by NII’s Accountant during the course of the Post-Closing Audit, or (iii) that were kept in the ordinary course of business, are directly related to the dispute and that the accounting firm has determined in its reasonable judgment are relevant to rendering its decision. The independent accounting firm shall make its determination of the Consideration Adjustment, if any, within thirty (30) days of its selection. The determination of the independent accounting firm shall be final and binding on the parties hereto, and upon such determination, NII shall be entitled to receive promptly from the Partners the Consideration Adjustment paid in immediately available funds. Fifty percent (50%) of the costs and expenses of the independent accounting firm shall be paid by NII and fifty percent (50%) of such costs shall be paid collectively by the Partners.

1.5 Partners’ Representative.

(a) The Partners, by signing this Agreement, designate John C. Noble as the Partners’ Representative for purposes of this Agreement. In the event John C. Noble is unable or unwilling to serve, the Partners’ Representative shall be selected by Jack Curtiss Noble. The Partners shall be bound by any and all actions taken by the Partners’ Representative on their behalf under or otherwise relating to this Agreement and the transactions contemplated hereunder.

(b) NII shall be entitled to rely upon any communication or writings given or executed by the Partners’ Representative. In the event NII receives conflicting communications or writings, NII shall be entitled, in its discretion, to rely on any or all such communications and writings. All communications or writings to be sent to the Partners pursuant to this Agreement may be addressed to the Partners’ Representative and any communication or writing so sent shall be deemed notice to the Partners hereunder. The Partners hereby consent and agree that the Partners’ Representative is authorized to accept deliveries, including any notice, on behalf of the Partners pursuant hereto.

(c) The Partners’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of the Partners, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Partners’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with Article 6 of this Agreement. This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of the Partners, by operation of law, whether by any Partners’ death, disability or any other event.

1.6 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules (the “Schedules”), all accounting terms used in this Agreement as they relate to the Partnership prior to the consummation of the Acquisition shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters of the Partnership prior to the Acquisition required to be delivered hereunder shall be prepared in good faith using the same accounting principles and policies used in preparing the Year End Financials consistently applied.

2. CLOSING

The consummation of the Acquisition and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 Wachovia Capitol Center, Raleigh, North Carolina on June 16, 2004, providing that all conditions to Closing shall have been satisfied or waived, or at such other place, time and date as NII, NINC, Newco, the Partnership and the Partners may mutually agree, which date shall be referred to as the “Closing Date.” The effective date of the Acquisition shall be May 24, 2004 at 12:01 a.m.

3. REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE PARTNERS

To induce NII, NINC and Newco to enter into this Agreement and consummate the transactions contemplated hereby, the Partnership and the Partners, jointly and severally, represent and warrant to NII, NINC and Newco as follows:

3.1 Due Organization. (a) The Partnership is a limited partnership duly organized, validly existing and is in good standing under the laws of Minnesota and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. The Partnership is duly qualified, and in good standing as a foreign partnership in each jurisdiction in which it does business and/or owns or leases property, except in each such case where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Schedule 3.l hereto contains a list of all jurisdictions in which the Partnership is authorized or qualified to do business. The Partnership has delivered to NII true, complete and correct copies of its Certificate of Limited Partnership and Agreement of Limited Partnership (collectively, the “Partnership Documents”). The Partnership is not in violation of any Partnership Documents. The books of the Partnership have been made available to NII and are correct and, except as set forth in Schedule 3.1, complete in all material respects.

(b) The General Partner is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. The General Partner is duly qualified, and in good standing as a foreign corporation in each jurisdiction in which it does business and/or owns or leases property, except in each such case where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Schedule 3.l hereto contains a list of all jurisdictions in which the General Partner is authorized or qualified to do business. The General Partner has delivered to NII true, complete and correct copies of its Articles of Incorporation and Bylaws (collectively, the “Charter Documents”). The General Partner is not in violation of any Charter Documents. The minute books of the General Partner are correct and, except as set forth in Schedule 3.1, complete in all material respects.

(c) The New Partnership is a limited partnership duly organized, validly existing and is in good standing under the laws of Minnesota and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. The New Partnership is not qualified and is not required to be qualified in any foreign jurisdiction. The New Partnership has delivered to NII true, complete and correct copies of its Certificate of Limited Partnership and Agreement of Limited Partnership (collectively, the “New Partnership Documents”). The New Partnership is not in violation of any New Partnership Documents. The books of the New Partnership have been made available to NII and are correct and, except as set forth in Schedule 3.1, complete in all material respects.

3.2 Authorization; Validity. The Partnership has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. The General Partner has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby. The Limited Partners have the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. The New Partnership has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by the Partnership and the performance by the Partnership of the transactions contemplated herein have been duly and validly authorized by the Partners, and this Agreement has been duly and validly authorized by all necessary partnership action. The execution and delivery of this Agreement by the General Partner and the performance by the General Partner of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the General Partner, and this Agreement has been duly and validly authorized by all necessary corporate action. The execution and delivery of this Agreement by the New Partnership and the performance by the New Partnership of the transactions contemplated herein have been duly and validly authorized by the partners of the New Partnership and the performance by the New Partnership of the transactions contemplated herein have been duly and validly authorized by its partners. This Agreement is a legal, valid and binding obligation of the Partnership, the General Partner, the Limited Partners and the New Partnership, enforceable in accordance with its terms.

3.3 No Conflicts. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

(a) conflict with, or result in a breach or violation of, any of the Partnership Documents of the Partnership, any of the Charter Documents of the General Partner or any New Partnership Documents of the New Partnership;

(b) (i) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Partnership or any Partner is a party or by which the Partnership or any Partner is bound, or (ii) result in the creation or imposition of any lien, charge or encumbrance on any of the Partnership’s properties pursuant to (A) any law or regulation to which the Partnership or any Partner, or any of their respective property, is subject or (B) any judgment, order or decree to which the Partnership or any Partner is bound, or to which any of their respective property is subject;

(c) result in a termination or impairment of any contractual right or Permit; or

(d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Partnership or any Partner is subject or by which the Partnership or any Partner is bound.

3.4 Ownership of the Partnership. Immediately prior to the Pre-Closing Transfer, the General Partner and the Limited Partners owned all of the interests of the Partnership, capital, profits or other ownership interests of the Partnership as set forth on Schedule 3.4 free and clear of all Liens. The New Partnership and the General Partner own all of the interests, capital, profits or other ownership interests of the Partnership as set forth on Schedule 3.4 free and clear of all Liens.

3.5 Subsidiaries and Debt Interests. Except as set forth in Schedule 3.5:

(a) The Partnership has not in the past had, and currently has no Subsidiaries.

(b) The Partnership does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, partnership association or business entity, nor is the Partnership, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

(c) There are no promissory notes or other debt instruments that have been issued to, or are held by, the Partnership.

3.6 Names; Predecessor Status; Etc. Schedule 3.6 sets forth a listing of all legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) of the Partnership during the five (5)-year period immediately preceding the Closing. During the three (3)-year period immediately preceding the Closing, the Partnership has operated only under the names set forth on Schedule 3.6 in the jurisdiction or jurisdictions set forth on Schedule 3.6. Schedule 3.6 also includes the names of any entities from which the Partnership has acquired material assets within the three (3)-year period immediately preceding the Closing.

3.7 Required Governmental Filings and Consents. Except as set forth on Schedule 3.7, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, will not require any consent, approval, authorization or permit of, or filing with or notification to, (a) any Governmental Authority having jurisdiction over the Partnership, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws, and (ii) where the failure to obtain such consents, approvals, authorization or permits, or to make such filings or notifications, would not prevent or unreasonably delay consummation of the Acquisition or otherwise prevent the Partnership or the Partners from performing its or their obligations under this Agreement or (b) any other third party.

3.8 Partnership Financial Conditions.

(a) The Partnership’s Tangible Net Worth as of the last day of its most recently completed fiscal year was not less than $9,000,000 and as of April 25, 2004 was not less than $9,000,000.

(b) The Partnership’s Net Income for the period beginning April 26, 2004 and ending May 23, 2004 was not less than $1,016,390.

(c) The Partnership did not sustain a Net Loss for the period beginning May 24, 2004 and ending on the Closing Date;

(d) The Partnership’s Net Revenues for the Partnership’s most recent fiscal year were not less than $36,900,000; and

(e) The Partnership’s Adjusted Indebtedness as of the Closing Date was not greater than $0.

3.9 Financial Statements. Schedule 3.9 includes true, complete and correct copies of the Partnership’s audited balance sheet as of December 28, 2003 and income statement for the year ended December 28, 2003 (collectively, the “Year-End Financials”) and (b) true, complete and correct copies of the Partnership’s unaudited balance sheet (the “Interim Balance Sheet”) as of May 23, 2004 (the “Interim Balance Sheet Date”) and income statement, for the five (5)-month period then ended (collectively, the “Interim Financials,” and together with the Year-End Financials, the “Partnership Financial Statements”). Except as set forth on Schedule 3.9, the Partnership Financial Statements have been prepared in accordance with GAAP consistently applied, subject in the case of the Interim Financials, to (i) normal year-end adjustments, which individually or in the aggregate will not be material and (ii) the omission of footnote information. Each balance sheet included in the Partnership Financial Statements presents fairly the financial condition of the Partnership as of the date indicated thereon, and each of the income statements included in the Partnership Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Partnership Financial Statements, there have been no material changes in the Partnership’s accounting policies other than as requested by NII to conform the Partnership’s accounting policies to GAAP.

3.10 Liabilities and Obligations; Claims.

(a) Except as set forth on Schedule 3.10, the Partnership is not liable for or subject to any liabilities other than:

(i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

(ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise (but no liabilities for breaches thereof); and

(iii) those liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material (none of which is a liability for breach of contract, breach of warranty for infringement, claim or lawsuit).

(b) Schedule 3.10 includes a reasonable estimate of the maximum amount of each liability which is not fixed or which is contested.

(c) Except as set forth on Schedule 3.10, no Partner has any claim against the Partnership, nor does the Partnership or any Partner know that any third party has any claims against the Partnership.

(d) Schedule 3.10 also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which the Partnership has made any material expenditure in the two (2) year period prior to the date of this Agreement, which if pursued by the Partnership would require additional material expenditures of capital.

(e) For purposes of this Section 3.10, the term “liabilities” shall include, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. Schedule 3.10 contains a complete list of all the Partnership’s interest bearing indebtedness (excluding leases for personal property and ordinary course accounts payable), including the names of creditors, payment terms, balances due and security interests.

3.11 Books and Records. The Partnership has made and kept books and records and accounts which accurately and fairly reflect the activities of the Partnership. The Partnership has not engaged in any transaction, maintained any bank account, or used any partnership funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

3.12 Bank Accounts; Powers of Attorney. Schedule 3.12 sets forth a complete and accurate list, as of the date of this Agreement, of:

(a) the name of each financial institution in which the Partnership has any account or safe deposit box;

(b) the names in which the accounts or boxes are held;

(c) the type of account;

(d) the name of each Person authorized to draw thereon or have access thereto; and

(e) the name of each Person holding a general or special power of attorney from the Partnership and a description of the terms of such power.

3.13 Accounts and Notes Receivable. On the Closing Date, the Partnership will deliver to NII a complete and accurate list, as of May 23, 2004, of the accounts and notes receivable of the Partnership (including, without limitation, receivables from and advances to employees and the Partners, override receivables and financial assistance segment receivables), which includes an aging of all accounts and notes receivable showing amounts due in thirty (30) day aging categories (collectively, the “Accounts Receivable”). All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Partnership’s books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within one hundred twenty (120) days after the Closing Date. There is no known or threatened contest, claim, or right of set-off, other than rebates, returns in the ordinary course of business, and as set forth on Schedule 3.13, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

3.14 Permits. The Partnership owns or holds all licenses, franchises, permits and other governmental authorizations, including, without limitation, permits, titles (including, without limitation, motor vehicle titles and current registrations), licenses and franchises necessary for the continued operation of the Partnership’s business as it is currently being conducted (the “Permits”), except in each such case where the failure to own or hold such Permits would not reasonably be expected to have a Material Adverse Effect. The Permits are properly issued, and the Partnership has not received any notice that any Governmental Authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former partner, employee or agent of the Partnership, or any Affiliate thereof, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Partnership has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing.

3.15 Related Party Transactions. Except as set forth on Schedule 3.15, no current or former partner of the Partnership, or any ancestor, sibling, descendant or spouse of any of such Persons, or any Person in which any of such Persons has an interest (each a “Related Party”) has, directly or indirectly, (i) an interest in any entity that furnished or sold, or furnishes or sells, services or products that the Partnership furnishes or sells, or proposes to furnish or sell, or (ii) an interest in any entity that purchases from or sells or furnishes to, the Partnership, any good or services or (iii) a beneficial interest in any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any Person” for purposes of this Section 3.15. The Partners do not have any interest, either directly or indirectly, in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Partnership, including any interest in the Intellectual Property, except for rights under any Partnership Plan. Except as set forth on Schedule 3.15, no employee or Partner of the Partnership, or their spouses or children, is indebted to the Partnership, nor is the Partnership indebted to any of them.

3.16 Real Estate and Real Property.

(a) Schedule 3.16 contains a complete and accurate description of all Real Property in which the Partnership has any interest (including street address, legal description (where known), owner and Partnership’s use thereof) and any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases or encumbrances of any nature thereon (“Encumbrances”). The Real Property listed on Schedule 3.16 includes all interests in Real Property necessary to conduct the business and operations of the Partnership as presently conducted.

(b) The Partnership does not own and, except as set forth on Schedule 3.16, never has owned any real estate.

(c) Except as set forth in Schedule 3.16:

(i) The Partnership has obtained all approvals of Governmental Authorities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the Real Property.

(ii) The Real Property is suitable and adequate for the uses to which it is currently devoted.

(iii) The Partnership is not in violation of any law (including any code, rule, regulation, zoning or building ordinance or health or safety ordinance), and no notice from any Governmental Authority has been served upon the Partnership claiming any violation of any such law, or requiring or calling attention to the need for any work, repairs, construction, alterations or installations on or in connection with such Real Property with which the Partnership has not complied.

(iv) There are no parties other than the Partnership in possession of any of the Real Property or any portion thereof, and there are no subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

(v) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Partnership leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the “Leases”) are valid and in full force and effect. The Partnership has provided NII with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any option granted to such party under such Lease. The Partnership’s interests under the Leases are free of all Encumbrances. The Partnership has not received any notice of default under any Lease, and the Partnership is in full compliance with the terms and provisions of the Leases and the Partnership is not obligated to any material maintenance or capital improvement obligations thereon. The Partnership has not given notice of default to the lessors under any Lease and, to the Knowledge of the Partnership, the lessors are in full compliance with the provisions of the Leases, and there are no material maintenance or capital improvement obligations or the lessor thereon.

(vi) Except as set forth on Schedule 3.16, none of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

(vii) Except as set forth on Schedule 3.16, all personal property owned or leased by the Partnership and used or usable in the conduct of its business may be removed from the Real Property at the termination of the Lease without violating the terms of the Lease.

(d) Notwithstanding the above, with respect to any of the common areas used by the Partnership, its employees, consultants or customers, in connection with the Partnership’s use of any Leased premises, the representations made in this Section 3.16 shall be limited to the actual knowledge of the Partnership and the Partners.

3.17 Personal Property.

(a) Schedule 3.17 sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by the Partnership with a current book value in excess of $15,000 both (i) as of the Interim Balance Sheet Date and (ii) acquired since the Interim Balance Sheet Date (the “Personal Property”). Schedule 3.17 also lists all leases for Personal Property (true, correct and complete copies of which have been provided to NII) and indicates which assets are currently owned, or were formerly owned, by the Partners or business or personal Affiliates of the Partners or of the Partnership.

(b) All leases set forth on Schedule 3.17 are in full force and effect and constitute valid and binding agreements of the Partnership, and the Partnership is not in breach of any of their terms. The Personal Property used by the Partnership that is material to the operation of the business is either owned by the Partnership or leased under an agreement listed on Schedule 3.17.

3.18 Intellectual Property.

(a) The Partnership is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the Marks listed on Schedule 3.18. Such Schedule lists (i) all of the Marks registered in the PTO or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks that the Partnership now owns or uses in connection with its business. The Partnership owns or has the unrestricted legally enforceable right to use all of the trademarks, service marks, and trade names employed in the operation of its business as currently conducted. The Marks listed on Schedule 3.18 will not cease to be valid rights by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) The Partnership is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, rights in the Patents listed on Schedule 3.18 and the Copyrights listed on Schedule 3.18. Except as set forth on Schedule 3.18, the Partnership owns or possesses all rights in the Patents listed on Schedule 3.18 and the copyrights listed on Schedule 3.18; and such Patents and Copyrights constitute all of the Patents and Copyrights that the Partnership now owns or is licensed to use. The Partnership owns or has the unrestricted legally enforceable right to use all Patents and Copyrights employed in the operation of its business as currently conducted.

(c) The Partnership is the true and lawful owner of, or is licensed or otherwise possesses the legally enforceable right to use, rights in the software (including, without limitation, software used by the Partnership in its mid-office and back office operations), trade secrets, franchises or similar rights (collectively, “Other Rights”) listed on Schedule 3.18. Except as set forth on Schedule 3.18, the Partnership owns or possesses unrestricted rights to use, all rights in the other Rights listed on Schedule 3.18; and those Other Rights constitute all of the Other Rights that the Partnership now owns or is licensed to use. The Partnership owns or has the right to use all software, trade secrets, franchises or similar rights employed in the operation of its business as currently conducted.

(d) The Marks, Patents, Copyrights and Other Rights listed on Schedule 3.18 are referred to collectively herein as the “Intellectual Property.” The Intellectual Property owned by the Partnership is referred to herein collectively as the “Partnership Intellectual Property.” All other Intellectual Property, including software used by the Partnership’s mid-office and back office operations, is referred to herein collectively as the “Third Party Intellectual Property.” The Partnership has taken all actions necessary to maintain and protect the Partnership Intellectual Property. Except as indicated on Schedule 3.18, the Partnership has no obligation to compensate any Person for the use of any Intellectual Property nor has the Partnership granted to any Person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not. Schedule 3.18 includes the name of each licensor of Third Party Intellectual Property.

(e) The Partnership is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 3.18. To its knowledge, the Partnership has not infringed or misappropriated, nor does it currently infringe or misappropriate any Third Party Intellectual Property. No claims with respect to the Partnership Intellectual Property or Third Party Intellectual Property are currently pending or, to the Knowledge of the Partnership, are threatened by any Person, nor, to the Partnership’s Knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Partnership infringes on any Third Party Intellectual Property; (ii) against the use by the Partnership of any Intellectual Property used in the Partnership’s businesses as currently conducted by the Partnership; (iii) challenging the ownership, validity or effectiveness of any of the Partnership Intellectual Property; or (iv) challenging the Partnership’s license or legally enforceable right to use of the Third Party Intellectual Property. To the Partnership’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Partnership Intellectual Property by any third party. Except as set forth on Schedule 3.18, the Partnership (x) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of Third Party Intellectual Property and which has not been finally terminated or been informed or notified by any third party that the Partnership may be engaged in such infringement or (y) has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property.

3.19 ARC Accreditation and Bonding Requirements. The Partnership is and at the Closing will be, accredited with ARC, and has no Knowledge of any fact, matter or circumstance which by itself, or with the passage of time, may give rise to an action by ARC terminating the Partnership’s accreditation. The Partnership has, and at Closing will have, the bond required by ARC, in the amount required by ARC. Schedule 3.19 sets forth the amount of the bond, the expiration date of the bond, the name of the company issuing the bond, and the premium for the bond. Except those obtained in the ordinary course of business, the Partnership has no unpaid or contested debit memoranda with ARC or any airline.

3.20 Significant Customers; Preferred Vendors; Material Contracts.

(a) Schedule 3.20(a) sets forth a complete and accurate list of all Significant Customers and Preferred Vendors. For purposes of this Agreement, “Significant Customers” are the twenty (20) customers that were responsible for the highest amount of revenues of the Partnership during each of the past four (4) fiscal quarters. For purposes of this Agreement, “Preferred Vendors” are all airlines with which the Partnership has override agreements and all hotel and rental car companies with which the Partnership has an agreement establishing commission rates in excess of those generally paid in the industry (“Preferred Vendor Agreement”) or similar arrangements.

(b) Except as set forth in Schedule 3.20(b) the Partnership is not a party to any written or oral (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement, stock bonus, thrift or other form of incentive, deferred or other compensation plan; (iii) stock purchase, stock option or similar plan or practice, whether formal or informal; (iv) contract for the employment of any Partner, individual employee, or other Person on a full-time or consulting basis; (v) other contract with any of its employees or Partners; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of its assets; (vii) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection; (viii) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party involving in excess of $15,000 per year; (ix) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it involving in excess of $15,000, (x) contract, purchase order or group of related contracts or purchase orders with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $15,000; (xi) other contract or group of related contracts with the same party either continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days’ or less notice without penalty or involving more than $15,000; (xii) Preferred Vendor Agreement or airline override agreements, (xiii) ARC agency agreements and bonds required by ARC; (xiv) contract which prohibits it from freely engaging in business anywhere in the world; (xv) franchise agreement; (xvi) assignment, license, indemnity or other agreement with respect to any form of Intellectual Property or any CRS Agreement; (xvii) warranty agreement with respect to services rendered or products licensed by the Partnership; (xviii) life, hospitalization, medical, dental or disability insurance or other welfare benefit plan, program or arrangement, whether formal or informal; (xix) agreements regarding the provision of telephone and other communication services; or (xx) other agreement material to any of them, or calling for payment by the Partnership of more than $15,000 in any one (1)-year period and not entered into in the ordinary course of business (collectively all referred to herein as the “Material Contracts”).

(c) Schedule 3.20(c) contains a description of the Partnership’s policies with respect to booking back-to-back tickets and passive or phantom segments. Schedule 3.20(c) also contains a description of the Partnership’s policies regarding clearance of hotel commissions.

(d) Except to the extent set forth on Schedule 3.20(d), (i) none of the Partnership’s Significant Customers has canceled or substantially reduced or, to the Knowledge of the Partnership, is currently attempting or threatening to cancel or substantially reduce, any purchases from the Partnership, (ii) none of the Partnership’s Preferred Vendors has altered, modified, reduced or canceled, or threatened to alter, modify, reduce or cancel, the terms of any Material Contract of which it is a party, (iii) the Partnership has complied with all of their commitments and obligations and are not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (iv) there are no Material Contracts that were not negotiated at arm’s length. The Partnership has not received any material customer complaints concerning its services.

(e) Each Material Contract, except those terminated pursuant to Section 5.4, is valid and binding on the Partnership and is in full force and effect and is not subject to any default thereunder by any party obligated to the Partnership pursuant thereto. Except as specifically identified on Schedule 3.20(e) (the “Unobtained Consents”), the Partnership has obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any Governmental Authority or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Acquisition and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit (“Third Party Consents”). All Third Party Consents are listed on Schedule 3.20(e). If requested by NII, the Partners agree to use their best efforts to provide all Unobtained Consents identified in Schedule 3.20(e) as Required Unobtained Consents (the “Required Unobtained Consents”) to NII within a reasonable time after Closing, and NII agrees to cooperate with the Partners to facilitate the Partners’ efforts to obtain such Required Unobtained Consents if reasonably requested to do so.

(f) The Partnership is not a “women’s business enterprise” or “woman-owned business concern” as defined in 48 C.F.R. § 52.204-5, or certified as such.

(g) The Partnership is not, a “minority business enterprise” or “minority-owned business concern” as defined in 48 C.F.R. § 52.219-8, nor has it held itself out to be such to any of its customers.

(h) The outstanding balances on all loans or credit agreements either (i) between the Partnership and any Person in which the Partners own a material interest, or (ii) guaranteed by the Partnership for the benefit of any Person in which the Partners own a material interest, are set forth in Schedule 3.20(h).

(i) The pledge, hypothecation or mortgage of all or substantially all of the Partnership’s assets (including, without limitation, a pledge of the Partnership’s contract rights under any Material Contract) will not, except as set forth on Schedule 3.20(i), (i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Partnership (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this Section 3.20) pursuant to any of the terms and provisions of, any Material Contract to which the Partnership is a party or by which the property of the Partnership is bound.

3.21 Government Contracts.

(a) Except as set forth on Schedule 3.21, the Partnership is not a party to any government contracts.

(b) The Partnership has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the Knowledge of the Partnership, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Partnership’s suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

(c) Except as set forth in Schedule 3.21, the Partnership has not been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the Knowledge of the Partnership, has such audit or investigation been threatened.

(d) The Partnership has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

(e) The Partnership is not in default or violation of any government contracts and has not, with respect to any government contract, received a cure notice advising the Partnership that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

(f) The Partnership has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

(g) To the knowledge of the Partnership and the Partners, no employee, agent, consultant, representative, or Affiliate of the Partnership is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Partnership’s business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(h) Each of the Partnership’s government contracts has been issued, awarded or novated to the Partnership in the Partnership’s name.

3.22 Insurance. Schedule 3.22 sets forth a complete and accurate list, as of the Interim Balance Sheet Date, of all insurance policies carried by the Partnership and all insurance loss runs or worker’s compensation claims received for the past two (2) policy years. The Partnership has delivered to NII true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums due and payable under all such policies have been paid and the Partnership is otherwise in substantial compliance with the terms of such policies. To the Knowledge of the Partnership, there have been no threatened terminations of, or threatened material premium increases with respect to, any of such policies.

3.23 Environmental Matters.

(a) Hazardous Materials. Other than as set forth on Schedule 3.23, no underground storage tanks and no amount of Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Partnership has at any time owned, operated, occupied or leased. Schedule 3.23 identifies all underground and aboveground storage tanks, and the capacity, age and contents of such tanks, located on Real Property owned or leased by the Partnership.

(b) Hazardous Materials Activities. The Partnership has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Partnership disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Partnership Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Partnership Hazardous Material Activity. Schedule 3.23 identifies all Partnership Hazardous Materials Activities currently conducted or formerly conducted by the Partnership.

(c) Permits. The Partnership does not hold any environmental approvals, permits, licenses, clearances and consents and none are required for the conduct of the Partnership’s businesses as such businesses are currently being conducted or are proposed to be conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Partnership, threatened against the Partnership concerning any Hazardous Material or any Partnership Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could reasonably be expected to involve the Partnership (or any Person whose liability the Partnership has retained or assumed, either by contract or operation of law) in any environmental litigation, or to impose upon the Partnership (or any Person whose liability the Partnership has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

(e) Knowledge Qualifier. Notwithstanding the above, with respect to any of the common areas used by the Partnership, its employees, consultants or customers, in connection with the Partnership’s use of any Leased premises, the representations made in this Section 3.23 shall be limited to the actual knowledge of the Partnership and the Partners.

3.24 Labor and Employment Matters. With respect to employees of and service providers to the Partnership:

(a) for purposes of this Section 3.24 and Section 3.25, the phrases “Partnership’s Knowledge,” “to the Knowledge of the Partnership” or words of similar import include, in addition to those Persons designated in the first paragraph of this Section, the Knowledge of anyone responsible for the Partnership’s human resources;

(b) the Partnership is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, sexual harassment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice;

(c) there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Partnership pending or, to the Partnership’s Knowledge, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other comparable state or local authority;

(d) there is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending or, to the Partnership’s Knowledge, threatened, against or directly affecting the Partnership;

(e) to the Partnership’s Knowledge, no labor representation organization effort exists nor has there been any such activity within the past three (3) years;

(f) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Partnership’s Knowledge, no claims therefore exist or have been threatened;

(g) the employees of the Partnership are currently not, and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Partnership nor is any currently being negotiated by the Partnership;

(h) all Persons classified by the Partnership as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Partnership has fully and accurately reported their compensation on IRS Forms 1099 when required to do so. Schedule 3.24 contains a list of all IRS Forms 1099 that have been issued by the Partnership in the last three fiscal years, and the aggregate amount in dollars reported under IRS Forms 1099 for each such fiscal year;

(i) the Partnership has no Knowledge that any executive or key employee or any group of employees has plans to terminate his, her or their employment with the Partnership; and

(j) during the past five (5) years, there have been no claims or allegations brought against the Partnership or any partner or employee of the Partnership or other Person with whom an employee may have dealings through his or her employment by the Partnership, with respect to employment, employment practices or terms or conditions of employment, including, without limitation, claims alleging sexual harassment or discrimination.

3.25 Employee Benefit Plans.

(a) Schedule 3.25 contains a complete and accurate list of all Partnership Plans and Partnership Benefit Arrangements. Schedule 3.25 specifically identifies all Partnership Plans (if any) that are Qualified Plans.

(b) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements (except as set forth on Schedule 3.25):

(i) true, correct, and complete copies of all the following documents with respect to each Partnership Plan and Partnership Benefit Arrangement, to the extent applicable, have been delivered to NII or its designee: (A) all documents constituting the Partnership Plans and Partnership Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R and any financial statements attached thereto and those for the prior three (3) years; (C) the last IRS determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by the Partnership to obtain those letters; (D) the most recent summary plan description; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports submitted within the four (4) years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (G) all notices that were given within the four (4) years preceding the date of this Agreement by the IRS, Department of Labor, or any other Governmental Authority with respect to any plan or arrangement; and (H) employee manuals or handbooks containing personnel or employee relations policies;

(ii) the Partnership 401(k) Plan is the only Qualified Plan. The Partnership has never maintained or contributed to another Qualified Plan. The Partnership 401(k) Plan qualifies under Section 401(a) of the Code, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the design or operation of any Qualified Plans that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

(iii) the Partnership has never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

(iv) each Partnership Plan and each Partnership Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

(v) there are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Partnership Plans or Partnership Benefit Arrangements that would, if successful, result in liability of the Partnership, or the Partners, and no claims or lawsuits have been asserted, instituted or, to the Knowledge of the Partnership, threatened by, against, or relating to any Partnership Plan or Partnership Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Partnership Plan, by or against the Partnership with respect to any Partnership Plan or Partnership Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Partnership Plan or Partnership Benefit Arrangement, and the Partnership does not have Knowledge of any fact that could form the basis for any such claim or lawsuit. The Partnership Plans and Partnership Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, and no matters are pending with respect to the Partnership 401(k) Plan under the IRS’s Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

(vi) no Partnership Plan or Partnership Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

(vii) with respect to each Partnership Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for the Partnership, or the Partners or employee of the Partnership;

(viii) all reporting, disclosure, and notice requirements of ERISA and the Code have been fully and completely satisfied with respect to each Partnership Plan and each Partnership Benefit Arrangement;

(ix) all amendments and actions required to bring the Partnership Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Closing and (B) are disclosed on Schedule 3.25;

(x) payment has been made of all amounts that the Partnership is required to pay as contributions to the Partnership Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Partnership Plan or Partnership Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Interim Balance Sheet Date; and all monies withheld from employee paychecks with respect to Partnership Plans have been transferred to the appropriate plan within thirty (30) days of such withholding;

(xi) the Partnership has not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code;

(xii) no statement, either written or oral, has been made by the Partnership to any Person with regard to any Partnership Plan or Partnership Benefit Arrangement that was not in accordance with the Partnership Plan or Partnership Benefit Arrangement and that could have an adverse economic consequence to the Partnership;

(xiii) the Partnership has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Partnership Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

(xiv) all group health plans of the Partnership and its Affiliates have been operated in material compliance with the requirements of Sections 4980B of the Code (and its predecessor), 5000 of the Code and Part 7 of ERISA, and the Partnership has provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code with respect to any “qualifying event” (as defined therein) occurring before or on the Closing Date; and

(xv) no employee or former employee of the Partnership or beneficiary of any such employee or former employee is, by reason of such employee’s or former employee’s employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the closing statement or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

(c) Schedule 3.25 hereto contains the most recent quarterly listing of workers’ compensation claims and a Schedule of workers’ compensation claims of the Partnership for the last three (3) fiscal years.

(d) Schedule 3.25 hereto sets forth an accurate list, as of the date hereof, of all employees of the Partnership who earned more than $75,000 in the Partnership’s most recent fiscal year and all employment agreements (written or oral) with such employees, and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such Person as of the Interim Balance Sheet Date.

(e) Except as set forth on Schedule 3.25, the Partnership has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

(f) Except as set forth on Schedule 3.25, there are no Contingent Deferred Sales Charges (“CDSC’s”) or similar surrender fees, asset charges or other penalties that will become payable as a result of the termination of any Partnership Plan or Partnership Benefit Arrangement or the merger of the assets of such Partnership Plan or Partnership Benefit Arrangement into a plan or benefit arrangement of NII. To the extent that any such CDSC’s or similar charges or penalties are payable upon such event, the Partners shall pay such amounts at Closing or, with the concurrence of NII, NII may pay such amounts and the Consideration shall be reduced accordingly.

3.26 Taxes.

(a) The Partnership qualifies (and has since the date of its formation qualified) to be treated as a partnership for federal income tax purposes, and neither the Partnership, nor any Partner nor any Governmental Authority has taken a position inconsistent with such treatment.

(b) The Partnership has timely filed all Tax Returns due on or before the Closing Date, and such Tax Returns are true, correct and complete in all respects.

(c) The Partnership has paid in full on a timely basis all Taxes owed by it shown on any Tax Return.

(d) The amount of the Partnership’s liability for unpaid Taxes as of the Interim Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of the Partnership’s liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Partnership on the Closing Date.

(e) The Partnership has never had an interest in a “foreign business entity” as such term is defined in Section 6038 of the Code.

(f) The Partnership has a taxable year ending on the last Sunday of December in each year.

(g) The Partnership currently utilizes the modified accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years. The Partnership has not agreed to, and is not and will not be required to, make any adjustments under Section 481(a) of the Code as a result of a change in accounting methods.

(h) The Partnership has withheld and paid over to the proper Governmental Authorities all Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party and in connection with any amounts of income or gain allocated to any Partner.

(i) Except as set forth in Schedule 3.26, the Tax Returns of the Partnership have never been audited by a government or taxing authority nor is any such audit in process, pending or threatened (either in writing or verbally). No deficiencies have been asserted (either in writing or verbally) or are expected to be asserted with respect to Taxes of the Partnership or any Partner, and neither the Partnership nor any Partner has received notice (either in writing or verbally) or expects to receive notice that it or he has not filed a Tax Return or paid Taxes required to be filed or paid by it or him. Neither the Partnership nor any Partner is a party to any action or proceeding for assessment or collection of Taxes, and no such event has been asserted or threatened (either in writing or verbally) against the Partnership, any Partner, or any of the Partnership’s assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Partnership or any Partner. The Partners have disclosed in their federal income tax returns all positions taken with respect to the Partnership that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. No claim has ever been made by an authority in a jurisdiction where the Partnership does not file Tax Returns that the Partnership is or may be subject to taxation by that jurisdiction.

(j) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Partnership relating to or attributable to Taxes owing by the Partnership.

(k) To the Partnership’s Knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes owing by the Partnership which, if adversely determined, would result in any Lien on the assets of the Partnership or otherwise have a Material Adverse Effect on the Partnership, or its business.

(l) None of the Partnership’s assets is treated as “tax exempt use property” within the meaning of Section 168(h) of the Code.

(m) There are no contracts, agreements, plans or arrangements, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of the Partnership that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

(n) The Partnership is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Partnership has not assumed the tax liability of any other Person under contract.

(o) The Partnership’s tax basis in its assets for purposes of determining its amortization, depreciation and other federal income tax deductions is accurately reflected on the Partnership’s tax books and records.

3.27 Conformity with Law; Litigation.

(a) The Partnership has not violated any law or regulation or any order of any court or federal, state, municipal or other Governmental Authority having jurisdiction over it.

(b) Except as set forth on Schedule 3.27, no Partner active in the business of the Partnership has, at any time committed any criminal act (except for minor traffic violations); nor has any Partner (whether or not active in the business): (i) engaged in acts of fraud, dishonesty, gross negligence or moral turpitude; (ii) filed for personal bankruptcy; or (iii) been an officer, director, manager, trustee or controlling shareholder of a corporation or other entity that filed for bankruptcy or Chapter 11 protection.

(c) Except as set forth on Schedule 3.27, there are no claims, actions, suits or proceedings, pending or, to the Knowledge of the Partnership, threatened against or affecting the Partnership, at law or in equity, or before or by any Governmental Authority having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Except as set forth on Schedule 3.27, there are no arbitration or mediation proceedings pending or, to the Knowledge of the Partnership, threatened. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Partnership or against any of its properties or businesses.

3.28 Relations with Governments. The Partnership has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Partnership to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

3.29 Absence of Changes. Since January 1, 2004, the Partnership has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 3.29, there has not been:

(a) any change, by itself or together with other changes, that has, or would reasonably be expected to result in a Material Adverse Effect;

(b) any damage, destruction or loss of property which would reasonably be expected to result in Material Adverse Effect;

(c) any change in the authorized capital of the Partnership or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments (except for the Pre-Closing Transfer);

(d) other than a Permitted Distribution, any declaration or payment of any dividend or distribution in respect of any ownership interests in the Partnership;

(e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Partnership to any of its partners, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has the Partnership entered into or amended any Partnership Benefit Arrangement, Partnership Plan, employment, severance or other agreement relating to compensation or fringe benefits;

(f) any work interruptions, labor grievances or labor claims filed, or any similar event or condition, materially adversely affecting the business or future prospects of the Partnership;

(g) other than a Permitted Distribution, any sale or transfer, or any agreement to sell or transfer, any material assets property or rights (including, without limitation, any Partnership Intellectual Property) of the Partnership having a value in excess of $25,000 to any Person, including, without limitation, the Partners and their Affiliates;

(h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Partnership, including, without limitation, any indebtedness or obligation of the Partners and their Affiliates, provided that the Partnership may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Partnership or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Partnership;

(k) any waiver of any material rights or claims of the Partnership;

(l) any breach, amendment or termination of any Material Contract of the Partnership;

(m) any transaction by the Partnership outside the ordinary course of business committing the Partnership to pay more than $25,000 in any one (1) year period;

(n) any capital expenditure or commitment by the Partnership, either individually or in the aggregate, exceeding $25,000;

(o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Partnership or the revaluation by the Partnership of any of its assets;

(p) any creation or assumption by the Partnership of any mortgage, pledge, security interest or lien or other encumbrance on any asset of the Partnership (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

(q) any entry into, amendment of, relinquishment, termination or non- renewal by the Partnership of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Partnership in excess of $25,000 in any one (1) year period;

(r) any loan by the Partnership to any Person or entity, incurring by the Partnership, of any indebtedness, guaranteeing by the Partnership of any indebtedness, issuance or sale of any debt securities of the Partnership or guaranteeing of any debt securities of others;

(s) the commencement or notice or, to the Knowledge of the Partnership, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Partnership or any of its affairs;

(t) any discharge or satisfaction of any Lien or Encumbrance or payment of any obligation or liability having a value in excess of $15,000 other than current liabilities paid in the ordinary course of business;

(u) any material charitable contribution or pledge; or

(v) any investment in or steps to incorporate any Subsidiary, or agreement by the Partnership or any partner or employee thereof to do any of the things described in the preceding clauses (a) through (v).

3.30 Inventory. The Partnership has no material inventories, except for general office supplies.

3.31 Disclosure. The Partnership has delivered or made available to NII true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by NII. All written agreements, lists, Schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Partners or the Partnership contained in this Agreement, in the Schedules attached hereto or in any certificate furnished or to be furnished by the Partners or the Partnership to NII in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact to which the Partners have Knowledge that has specific application to the Partners or the Partnership (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, employees, customers or vender relations, prospects, financial condition, or results of operations of the Partnership that has not been set forth in this Agreement or any Schedule hereto.

3.32 Investment Intent. Each Partner (a) is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, a copy of such definition being attached hereto on Schedule 3.32); (b) is an investor with knowledge and experience in business and financial matters; (c) acknowledges that NII is a reporting company under Section 12 of Exchange Act, that such Partner has had an opportunity to review NII’s various filings previously made pursuant to the Exchange Act, which are publicly available, that such Partner has been given the opportunity to ask questions of and receive answers from the officers of NII concerning NII and the terms and conditions of the transactions contemplated by this Agreement, and that such Partner has received certain information concerning NII and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Note and the Stock Consideration; (d) understands that the acquisition of the Note and the Stock Consideration involves risk; (e) is able to bear the economic risk with respect to the Note and the Stock Consideration; (f) is acquiring the Note and the Stock Consideration solely for his, her or its own account for investment purposes, and not with a view toward any resale or distribution thereof other than, with respect to the Stock Consideration, pursuant to the registration statement referred to in Section 5.12 below; and (g) understands that the Note and the Stock Consideration has not been, and except as set forth in Section 5.12 below with respect to the Stock Consideration will not be registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and that the Stock Consideration is further subject to additional transfer and other restrictions set forth in this Agreement.

3.33 Pre-Closing Transfer.

(a) The Pre-Closing Transfer did not and will not (i) increase or materially alter the tax cost or other cost or obligations of NII, NINC or Newco, (ii) reduce or materially alter to NII’s, NINC’s or Newco’s detriment the obligations or liability of any of the Partners to NII, NINC or Newco arising from the Acquisition, (iii) result in the termination of any Material Contract, whether such termination would occur by agreement or operation of law, and whether such termination would occur only after notice and/or the passage of time, (iv) result in an event of default in any Material Contract, whether such default would occur immediately or only after notice and/or the passage of time, or (v) in any way, in the reasonable judgment of NII, NINC or Newco, materially decrease or materially alter to NII’s, NINC’s or Newco’s detriment, the expected benefits, results or costs of the Acquisition.

(b) The Pre-Closing Transfer did not and will not result in a dissolution of the Partnership and immediately following the Pre-Closing Transfer the General Partner will be the general partner of the Partnership and the New Partnership will be a limited partner of the Partnership with respect to the limited partner interests assigned to it in the Pre-Closing Transfer.

4. REPRESENTATIONS OF NII, NINC AND NEWCO

To induce the Partnership and the Partners to enter into this Agreement and consummate the transactions contemplated hereby, NII, NINC and Newco, jointly and severally, represent and warrant to the Partnership and the Partners as follows:

4.1 Due Organization. NII is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and NINC is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Each of NII, NINC and Newco is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted. Neither NII, NINC nor Newco is in violation of its Certificate or Articles of Incorporation or Bylaws, each as amended to date (the “NII Charter Documents”).

4.2 Authorization; Validity of Obligations. The representatives of each of NII, NINC and Newco executing this Agreement and the Note have all requisite corporate power and authority to enter into and bind NII, NINC or Newco, as the case may be, to the terms of this Agreement and the Note. Each of NII, NINC and Newco, as the case may be, has the full legal right, power, and corporate authority to enter into this Agreement and the Note and the transactions contemplated hereby. The execution and delivery of this Agreement and the Note by each of NII, NINC and Newco, as the case may be, and the performance by each of them of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of each of NII, NINC and Newco, enforceable in accordance with its terms. This Note is a legal, valid and binding obligation of NII, enforceable in accordance with its terms.

4.3 No Conflicts. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

(a) conflict with, or result in a breach or violation of any of the NII Charter Documents;

(b) conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which NII, NINC or Newco is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of NII’s, NINC or Newco’s properties pursuant to (i) any law or regulation to which NII, NINC or Newco or any of their respective property is subject, or (ii) any judgment, order or decree to which NII, NINC or Newco is bound or any of their respective property is subject;

(c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of NII, NINC or Newco; or

(d) violate any law, order, judgment, rule, regulation, decree or ordinance to which NII, NINC or Newco is subject, or by which NII, NINC or Newco is bound.

4.4 The Stock Consideration and Note. The Stock Consideration has been duly and validly authorized, and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and free and clear of all pledges, liens, encumbrances and restrictions (other than restrictions arising under this Agreement or federal or state securities or “blue sky” laws). Neither the Note nor any interest therein shall be assigned or transferred by a Partner (other than to another Partner) without the prior written consent of NII.

4.5 SEC Filings and Financial Statements.

(a) NII has timely filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2003, and has heretofore made available to the Partners, in the form filed with the SEC (including any exhibits thereto), (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, (iii) its Current Reports on Form 8-K filed after the Annual Report on 10-K for the year ended December 31, 2003, (iv) its proxy statement relating to its 2004 meeting of stockholders, and (v) all other forms, reports and registration statements filed by it with the SEC since January 1, 2004 (the forms, reports and other documents referred to in clauses (i) through (v) above being referred to herein collectively as the “NII SEC Reports”). The NII SEC Reports (x) when filed complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since the filing of NII’s most recent Form 8-K, no event has occurred that would require NII to file another Form 8-K pursuant to the rules of the SEC. NII meets the registration requirements set forth in Instruction I.A to Form S-3 and is eligible to register the Stock Consideration for resale by the Partners on such form.

(b) NII’s financial statements (“NII Financial Statements”), including in each case the notes thereto, contained in the NII SEC Reports (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, and fairly present the consolidated financial condition and results of operations of NII and its consolidated subsidiaries, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby and include, in the case of unaudited financial statements, all material adjustments and accruals consistent with those included in the audited financial statements; and (ii) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed. Since the dates of the NII Financial Statements, there have been no material changes in NII’s accounting policies.

5. COVENANTS

5.1 Tax Matters.

(a) The following provisions shall govern the allocation of responsibility as between NII, NINC, Newco and the Partnership, on the one hand, and the Partners, on the other, for certain Tax matters following the Closing Date:

(i) The effective date of the Acquisition shall be deemed to be May 24, 2004 at 12:01 a.m. Accordingly, the Partners shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Partnership for all periods ending on or before May

23, 2004 that are due after May 23, 2004. To the extent permitted by applicable law, the Partners shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedules K-1 prepared for the Partnership for such periods. For income tax purposes, the amount of the Partners’ shares of income, gain, loss, deduction, or other tax items for any period ending on May 23, 2004 shall be determined to the extent permitted by applicable law by a closing of the Partnership’s books at the close of business on May 23, 2004. The Partners shall pay to the Partnership on or before the due date of such Tax Returns the amount of all Taxes shown as due from the Partnership on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Partnership’s books and records as of May 23, 2004. Such Tax Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by NII. To the extent reasonably requested by the Partners or required by law, NII shall participate in the filing of any Tax Returns filed pursuant to this paragraph. The Partners shall cause the Partnership to make any election under Code section 754 requested by NII. The Partners shall permit NII to make all calculations required by Code Section 743(b) by reason of any election under Code Section 754. .

(ii) The Partnership shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before May 23, 2004 and end after May 23, 2004. The Partners shall pay to the Partnership within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of any such Taxes payable by the Partnership which relates to the portion of such taxable period ending on May 23, 2004 to the extent any such Taxes payable by the Partnership are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Partnership’s books and records as of May 23, 2004. For purposes of this Section 5.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) May 23, 2004, the portion of such Tax which relates to the portion of such Taxable period ending on May 23, 2004 shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on May 23, 2004 and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on May 23, 2004. Any credits relating to a Taxable period that begins before and ends after May 23, 2004 shall be taken into account as though the relevant Taxable period ended on May 23, 2004

(iii) NII and the Partnership, on one hand, and the Partners, on the other hand, shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Partnership for all periods ending prior to or including May 23, 2004; and (C) preserve information, records or documents relating to Tax matters pertinent to the Partnership that are in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

(iv) The Partners shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement imposed by the United States, the State of Minnesota or any other taxing jurisdiction on them, and the Partners shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, NII, NINC and Newco and the Partnership will join in the execution of any such Tax Returns and other documentation.

(b) NII, the Partnership and the Partners agree that the Consideration and the liabilities of the Partnership (plus other relevant items) will be allocated to the assets of Partnership for all purposes (including Tax and financial accounting) in a manner determined by NII in its sole discretion. NII, the Partnership and the Partners will file all Tax Returns (including amended returns and claims for refund and information reports) in a manner consistent with such values.

(c) The Partners will not take or allow any action that would result in the Partnership ceasing to be treated as a partnership for federal income tax purposes

5.2 Accounts Receivable. In the event that all Accounts Receivable are not collected in full (net of reserves specified in Section 3.13) within one hundred twenty (120) days after the Closing then, at the request of Newco the Partners, jointly and severally, shall pay to Newco an amount equal to the Accounts Receivable, including any interest or other fees incurred with respect to such Accounts Receivable not so collected, and upon receipt of such payment, Newco shall cause the uncollected Accounts Receivable to be assigned to the Partners and shall also thereafter promptly remit any payment received by Newco with respect to such assigned Accounts Receivable. Upon the written request of Newco, the Partners shall provide it with a status report concerning the collection of assigned Accounts Receivable.

5.3 Employee Benefit Plans. If reasonably requested by NII in writing at least five (5) days prior to the Closing Date, the Partnership shall terminate or freeze any Partnership Plan or Partnership Benefit Arrangement substantially contemporaneously with the Closing. Notwithstanding the foregoing, with respect to any Partnership Plan or Partnership

Benefit Arrangement that is not terminated or merged into an existing NII plan or benefit arrangement of NII (or Affiliate of NII) substantially contemporaneously with the Closing, the Partners shall cooperate (and shall use their reasonable efforts to cause the partners and employees of the Partnership that are responsible for administering any such Partnership Plan or Partnership Benefit Arrangement to cooperate) with NII on and after the Closing Date in continuing to administer and maintain such Partnership Plan or Partnership Benefit Arrangement in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including applicable federal and state securities laws, until such time as the Partnership Plan or Partnership Benefit Arrangement are terminated or merged into a plan or benefit arrangement of NII (or Affiliate of NII).

5.4 Related Party Agreements. The Partnership and/or the Partners, as the case may be, shall terminate, modify or amend, at no cost to NII or the Partnership, any Related Party agreements set forth on Schedule 5.4.

5.5 Cooperation.

(a) The Partnership, the Partners and NII shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the Partners and the Partnership shall execute, or cause to be executed, any documentation reasonably required by NII’s independent public accountants (in connection with such accountant’s audit of the Partnership) or Nasdaq.

(b) The Partners and the Partnership shall cooperate and use their reasonable efforts to have the Partners and employees of the Partnership cooperate with NII on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

(c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

5.6 Access to Information; Confidentiality; Public Disclosure. The parties agree to abide by the terms of the Confidentiality Agreement dated March 5, 2004, between NII and the Partnership (the “Confidentiality Agreement”).

5.7 [Reserved].

5.8 Soft Dollars. Unless otherwise provided, all “soft dollars” (whether in the form of free airline tickets, free airline upgrade certificates, credit cards paid for by airlines or airline override revenue converted to the Partnership’s “soft dollar” accounts, or other similar arrangements) available to the Partnership from airlines and other vendors of the Partnership, or that may be awarded to the Partnership in connection with the Partnership’s business, shall be used only for the Partnership’s legitimate business purposes and not for the personal benefit or use of the Partners (or their family, friends or Affiliates) or any of the Partnership’s other employees.

5.9 Permitted Distribution. Prior to the Closing, the Partnership may, in its sole discretion, make a cash distribution (the “Permitted Distribution”) to the Partners in an amount equal to (a) Nine Million Dollars ($9,000,000) plus (b) the product of (i) the Partnership’s Net Income for the period of April 26, 2004 through May 23, 2004 and (ii) eighty percent (80%). There shall not be (nor have been) any other distributions from the assets of the Partnership since May 24, 2004, other than the Permitted Distribution.

5.10 Transition. The Partners shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Partnership, or NII from maintaining the same business relationships with the Partnership after the Closing as it maintained with the Partnership prior to the Closing. The Partners shall refer all customer inquiries relating to the business of the Partnership to the Partnership or NII from and after the Closing.

5.11 Stock Transfer Restrictions and Related Matters.

(a) The Partners acknowledge that the Stock Consideration to be issued pursuant to Section 1.3 is being issued in reliance on an exemption from the registration requirements of the Securities Act for an offer and sale of securities that does not involve a public offering and, upon issuance, shall not have been registered under any federal or state securities laws, and that the Stock Consideration cannot be resold in the absence of applicable and effective registration except pursuant to an exemption from, or in a transaction not subject to the registration requirements of applicable federal and state securities laws. The Partners agree that they shall refrain from transferring any such shares except in a transaction registered under the Securities Act or unless they shall have delivered to NII an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to NII, that such transfer is being effected in accordance with an available exemption from, or in a transaction not subject to the registration requirements of the Securities Act and a written instrument, in form and substance reasonably satisfactory to NII, from the transferee agreeing to be bound hereby. Notwithstanding the preceding sentence, a Partner may, in accordance with applicable federal and state securities laws and for estate planning purposes, transfer such shares to the ancestors, descendants or spouse of such Partner, or to trusts or family limited partnerships for the benefit of such persons including such Partner. The Partners also acknowledge that NII is under no obligation to effect any such registration under the Securities Act or otherwise with respect to such shares (or any securities issued in exchange thereof or in substitution therefor) or to file for or comply with any exemption from such registration except as set forth in Section 5.12 below.

(b) Neither the Partnership, the Partners nor any Person acting on their behalf has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit offers to buy any security, under circumstances that would require the registration under the Securities Act of the issuance of the Stock Consideration hereunder.

Neither the Partnership or the Partners, nor any Person acting on their behalf has engaged in or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the issuance of the Stock Consideration hereunder.

(c) In addition to the other transfer restrictions set forth herein, the Partners hereby agree that, the Partners shall not, directly or indirectly, sell, assign, convey, transfer, pledge, grant an option with respect to or otherwise dispose of or encumber more than 150,000 shares of the Stock Consideration (or any interest therein) in the aggregate in any rolling three (3) month period, without the prior written consent of NII; provided that the foregoing restrictions shall terminate on the earlier of (i) twenty-four (24) months following the Closing or (ii) the date on which all shares comprising the Stock Consideration have been sold or otherwise transferred within the limitations set forth in this Agreement. Notwithstanding the preceding sentence, a Partner may, in accordance with applicable federal and state securities laws and for estate planning purposes, transfer such shares to the ancestors, descendants or spouse of such Partner, or to trusts or family limited partnerships for the benefit of such persons including such Partner. The Partners shall comply with all applicable laws in connection with every offer, sale, or other transfer of the Stock Consideration. Any purported transfer in violation of this section will not be registered on the books of NII and shall be null and void.

(d) NII shall not be bound by any attempted transfer, sale or other disposition in violation of any of the restrictions set forth in this Section 5.11, and NII shall be entitled to deliver to NII’s transfer agent an appropriate stop transfer order in connection therewith, pursuant to which such transfer agent shall refrain from registering any such attempted transfer, sale or disposition.

(e) The certificates representing any shares of the Stock Consideration issued pursuant to Section 1.3(a) above shall bear legends in substantially the following forms:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER ANY FEDERAL OR STATE SECURITIES LAWS AND HAVE BEEN ISSUED UNDER EXEMPTIONS THAT DEPEND IN PART ON THE INTENT OF THE HOLDER NOT TO SELL OR TRANSFER SUCH SHARES IN ANY MANNER NOT PERMITTED BY SUCH LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT OR UNLESS (1) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) IN ACCORDANCE WITH RULE 144 OF THE RULES AND REGULATIONS OF SUCH ACT, OR (3) IN ACCORDANCE WITH A LEGAL OPINION SATISFACTORY TO COUNSEL FOR NAVIGANT INTERNATIONAL, INC. THAT SUCH SALE OR TRANSFER IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT. TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO COMPLIANCE WITH CERTAIN TRANSFER RESTRICTIONS SET FORTH

IN THAT CERTAIN PARTNERSHIP INTERESTS PURCHASE AGREEMENT EFFECTIVE AS OF MAY 24, 2004 AMONG NAVIGANT INTERNATIONAL, INC., NORTHWESTERN TRAVEL SERVICE, L.P., AND CERTAIN OTHER PARTIES, A COPY OF WHICH IS ON FILE IN THE OFFICE OF NAVIGANT INTERNATIONAL, INC. AND AVAILABLE TO THE HOLDER HEREOF UPON WRITTEN REQUEST THEREFOR.

(f) With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Stock Consideration to the public without registration, NII agrees to use its best efforts to: (i) make and keep public information regarding NII available as those terms are understood and defined in Rule 144 under the Securities Act; (ii) file with the SEC in a timely manner all reports and other documents required of NII under the Securities Act and the Exchange Act; and (iii) so long as a Partner owns any Stock Consideration, furnish to such Partner forthwith upon written request as to NII’s compliance with the reporting requirements, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of NII, and such other reports and documents so filed as a Partner may reasonably request in availing itself of any rule or regulation of the SEC allowing such Partner to sell any such securities without registration.

5.12 Registration Rights.

(a) NII shall use its best efforts to (i) file within sixty (60) days but no later than seventy-five (75) days of the Closing Date a registration statement on Form S-3 (or another applicable form of registration statement if Form S-3 is unavailable to NII) under the Securities Act with respect to 100% of the shares of the Stock Consideration to be issued to the Partners in connection with this Agreement (the “Registration Statement”), and thereafter to cause the Registration Statement to be declared effective by the SEC as to resales by the Partners; (ii) cause the Registration Statement to remain effective for the shorter of the period expiring (A) twenty-four (24) months following the Closing or (B) the date on which all shares comprising the Stock Consideration may be sold pursuant to Rule 144 under the Securities Act in any three-month period; and (iii) cause the shares of the Stock Consideration to be approved for listing on the Nasdaq. NII shall promptly: (x) notify the Partners after it has received notice of the time when such Registration Statement has been declared effective or any supplement to any prospectus forming a part of such Registration Statement has been filed; (y) notify the Partners of any request by the SEC for the amending or supplementing of such Registration Statement or prospectus or if additional information is required to be filed in connection with such Registration Statement, and shall prepare and file with the SEC such amendment or supplement or such additional information; and (z) notify the Partners of NII’s receipt of, or knowledge of the issuance of, any stop order by the SEC suspending the effectiveness of any such Registration Statement and use NII’s best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order has been issued. The Partners shall not, nor shall the Partners be entitled to, resell any such shares in reliance upon the Registration Statement after the Registration Statement is no longer effective, nor to the extent limited under Section 5.11(c) hereof.

(b) Notwithstanding subsection (a) above, NII shall not be required to take any action with respect to the registration or the declaration or continuation of effectiveness of the Registration Statement following notice to the Partners from NII (a “Suspension Notice”) of NII’s determination in good faith of the existence of any state of facts or the happening of any event (including without limitation pending negotiations relating to, or the consummation of a transaction, or the occurrence of any event which in the opinion of NII might require additional disclosure of material, non-public information by NII in the Registration Statement as to which NII believes it has a bona fide business purpose for preserving confidentiality or which renders NII unable to comply with the published rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act, as in effect at any relevant time) which might reasonably result in (i) the Registration Statement, any amendment or post-effective amendment thereto, or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the prospectus issued under the Registration Statement, any prospectus supplement, or any document incorporated therein by reference including an untrue statement of material fact or omitting to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Upon receipt of a Suspension Notice from NII, the Partners will forthwith discontinue disposition of all such shares pursuant to the Registration Statement until receipt from NII of copies of prospectus supplements or amendments prepared by or on behalf of NII, together with a notification that the Suspension Notice is no longer in effect, and, if so directed by NII, the Partners will deliver to NII all copies in their possession of the prospectus covering such shares current at the time of receipt of any Suspension Notice.

(c) All reasonable expenses incurred in connection with the registration pursuant to this Section 5.12 shall be borne by NII, except that all selling discounts and commissions (if any) and stock transfer taxes applicable to the shares covered by the Registration Statement and all fees and disbursements of counsel for the Partners relating thereto shall be borne by the Partners.

(d) The Partners shall furnish to NII such information regarding the Partners, their shares of NII Stock and the distribution proposed by the Partners as NII may reasonably request in writing and as shall be required in connection with any registration referred to in this Section 5.12. The Partners shall notify NII as promptly as practicable of any inaccuracy or change in information previously furnished by the Partners to NII or of the occurrence of any event as a result of which any prospectus included in the Registration Statement contains or would contain an untrue statement of a material fact regarding the Partners or the Partners’ intended method of distribution of shares of NII Stock or omits to state any material fact regarding the Partners or the Partners’ intended method of distribution of shares of NII Stock necessary to make the statements therein, in light of the circumstances then existing, not misleading, and promptly to furnish to NII any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to the Partners or the distribution of such shares, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances then existing, not misleading.

(e) Indemnification solely with respect to this Section 5.12:

(i) NII will indemnify the Partners against all expenses, claims, losses, damages, or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by NII of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to NII in connection with any such registration, and NII will reimburse the Partners for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that NII will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made substantially in conformity with information furnished to NII by the Partners.

(ii) The Partners will, jointly and severally, indemnify NII, each of NII’s directors and officers, each person who controls NII within the meaning of Section 15 of the Securities Act, and each other person or entity including securities in such registration and each controlling person thereof against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse NII and all such directors, officers and persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document substantially in conformity with information furnished to NII by the Partners.

(iii) Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant thereto, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may otherwise have to any indemnified party. In case such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party.

(f) The registration rights in this Section 5.12 are not transferable by the Partners.

5.13 Conduct of the Partnership’s Business Post-Closing.

(a) NII, NINC and Newco and the Partners hereby acknowledge and agree, and, by approving this Agreement, the Partners acknowledge and agree, that after the Closing NII, NINC and Newco will operate the Partnership’s business solely in accordance with the lawful business objectives of NII, NINC and Newco. Accordingly, NII, NINC and Newco shall have no obligation to (i) continue to offer or support the Partnership’s services, (ii) devote any specific level of marketing effort to the Partnership’s business, the Partnership’s services or the Partnership’s customers, or (iii) offer the Partnership’s services at any particular price, or on terms and conditions, other than those NII, NINC and Newco determine, in their sole discretion, consistent with customary business practices, to be appropriate.

(b) For avoidance of doubt, NII, NINC and Newco hereby acknowledge and agree that the operation of the business formerly owned by the Partnership directly affects the consideration paid to the Partners pursuant to Section 1.3 of this Agreement. NII, NINC and Newco also acknowledge that their activities with respect to the business formerly owned by the Partnership may benefit NII’s overall business but may specifically disadvantage the Partners by potentially reducing the Measured Revenues. Therefore, if the Measured Revenues are less than the Target Revenues, NII agrees that the Measured Revenues will be subject to increase by amounts attributable to the following:

(i) Estimated Net Revenues from business segments or offices that NII sells or transfers to a third party which is not an Affiliate of NII or voluntarily terminates or consolidates (“Voluntary Closures”), including the voluntary termination of the Marshall Fields License by NII, which Net Revenues would have been generated by the Partnership had those Voluntary Closures not occurred; provided however, that there will not be an adjustment where the Voluntary Closure was either: (w) at the request of or caused, directly or indirectly, by a third party with a right or obligation to request or cause such Voluntary Closure; (x) beyond the control of NII; (y) caused by changes in business and economic conditions generally or the travel business specifically; or (z) caused by NII’s specific situation; if the Voluntary Closure would have been required by any reasonable business owner under similar circumstances; and

(ii) Net Revenues from customers which were previously with the Partnership which are transferred to the other NII divisions; or Net Revenues generated by former employees of the Partnership who were transferred to other divisions or offices of NII.

(c) NII, NINC and Newco agree that no Designated Person shall be terminated without Cause during the twelve (12) month period beginning on the first day of Navigant’s first fiscal month following the Closing.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF NII, NINC AND NEWCO

The obligation of NII, NINC and Newco to effect the Acquisition is subject to the satisfaction or waiver, at or before the Closing Date, of each of the following conditions and deliveries:

6.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Partners and the Partnership contained in this Agreement shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Partnership and the Partners on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Partnership and by the Partners’ Representative shall have been delivered to NII.

6.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging NII’s, NINC’s or Newco’s proposed acquisition of the Partnership, or limiting or restricting NII’s, NINC’s or Newco’s conduct or operation of the business of the Partnership following the Acquisition shall be in effect, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending; there shall be no action, suit, claim or proceeding of any nature pending or threatened against the Partnership, its properties or any of the Partners, that would, if determined adversely, reasonably be expected to have a Material Adverse Effect; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Partnership and by the Partners’ Representative shall have been delivered to NII.

6.3 No Material Adverse Change. No Material Adverse Effect shall have occurred since January 1, 2004, and NII shall have received a certificate signed on behalf of the Partnership and by the Partners’ Representative dated the Closing Date to such effect.

6.4 Consents and Approvals.

(a) Except for the Unobtained Consents and the approval or consent of ARC and IATAN (which the parties agree shall be sought after Closing), all necessary consents of, and filings with, any Governmental Authority or third party, relating to the consummation by the Partnership and the Partners of the transactions contemplated hereby, shall have been obtained and made; and

(b) NII’s Board of Directors shall have approved the Acquisition.

6.5 Opinion of Partnership Counsel. NII shall have received an opinion from counsel to the Partnership and the Partners, dated the Closing Date, in substantially the form attached hereto as Exhibit B.

6.6 Partnership Documents/Charter Documents/New Partnership Documents. NII shall have received (a) a copy of the Certificate of Limited Partnership of the Partnership certified by the Secretary of State of Minnesota, (b) a copy of the Agreement of Limited Partnership of the Partnership certified by the General Partner, (c) a copy of the Articles of Incorporation of the General Partner certified by an appropriate authority in the state of its incorporation, (d) a copy of the Bylaws of the General Partner certified by the Secretary of the General Partner, (e) a copy of the Certificate of Limited Partnership of the New Partnership certified by the Secretary of State of Minnesota, and (f) a copy of the Agreement of Limited Partnership of the New Partnership certified by its General Partner, and such documents shall be in form and substance reasonably acceptable to NII.

6.7 Due Diligence Review. The Partnership shall have made such deliveries as are called for by this Agreement. NII shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Partnership.

6.8 Delivery of Closing Financial Certificate. NII shall have received a certificate (the “Closing Financial Certificate”), dated as of the Closing Date, signed on behalf of the Partnership and by the Partners’ Representative, setting forth:

(a) the Tangible Net Worth of the Partnership as of the last day of its most recently completed fiscal year, as of April 25, 2004, and as of May 24, 2004;

(b) the Partnership’s Net Income for the period beginning April 26, 2004 and ending May 23, 2004;

(c) the amount of the Permitted Distribution;

(d) the amount (if any) of the Partnership’s Net Loss for the period beginning May 24, 2004 and ending on the Closing Date;

(e) the Net Revenues of the Partnership for the Partnership’s most recent fiscal year; and

(f) the sum of the Partnership’s total Adjusted Indebtedness as of the Closing Date.

6.9 FIRPTA Compliance. The Partners shall have delivered to NII a properly executed statement in a form reasonably acceptable to NII for purposes of satisfying NII’s obligations under Treas. Reg. § 1.1445-2(b).

6.10 Employment Agreements. Jack Noble shall have entered into an employment agreement with NINC in substantially the form attached hereto as Exhibit C-1, John Noble shall have entered into an employment agreement with NINC in substantially the form attached hereto as Exhibit C-2 and Roger Przytarski shall have entered into an employment agreement with NINC in substantially the form attached hereto as Exhibit C-3 (collectively, the “Employment Agreements”).

6.11 Waiver of Rights of First Refusal. RADIUS, Inc. shall have validly waived in writing all rights of first refusal or any other similar rights to purchase or otherwise acquire any partnership interests in, or assets of, the Partnership.

6.12 Transfer of Nonoperating Assets. The Partnership shall have transferred to the Partners all of the nonoperating assets of the Partnership as set forth on Schedule 6.12 in consideration for termination of all compensation obligations with respect to such nonoperating assets, and the Partnership shall have no further liability or obligation with respect to such assets or such assumed indebtedness. The Partnership shall deliver to NII a termination agreement reasonably satisfactory to NII evidencing the transfer of such nonoperating assets and the termination of the Partnership’s obligations with respect to such nonoperating assets.

6.13 No Distribution. Other than the Permitted Distribution and transfer pursuant to Section 6.12, there shall have been no distribution to the Partners of any of the assets of the Partnership since May 24, 2004.

6.14 Amendment to Partnership Documents. The Partnership Documents shall have been amended to provide that (a) the assignee of a limited partnership interest in the Partnership will be immediately substituted as a limited partner of the Partnership if given the right to be substituted by the assignor, (b) the assignee of the general partnership interest in the Partnership will be automatically appointed the general partner of the Partnership with the right to carry on the Partnership’s business, (c) the transfer of GP Interests will be permitted transfers subject to no conditions or restrictions other than transferee’s agreement to be bound by the terms of the Agreement of Limited Partnership, and (d) the transfers of LP Interests will be “permitted transfers” as defined in the Agreement of Limited Partnership subject to no rights of first refusal and subject to no other conditions or restrictions other than the transferee’s agreement to be bound by the terms of the Agreement of Limited Partnership.

6.15 Pre-Closing Transfer. The Pre-Closing Transfer shall have been fully effected as provided herein and NII, or its counsel, shall have been satisfied with all of the documents contemplated by, and executed in connection with, the Pre-Closing Transfer.

6.16 Consent of Bank; Letter of Credit. NII shall have obtained the consent of Bank of America, N.A. and such other financial institutions required under NII’s Senior Credit Facility dated as of October 31, 2003 to issue the Note and to secure its obligations under the Note by the Letter of Credit and the Letter of Credit securing NII’s obligations under the Note shall be in effect.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTNERS AND THE PARTNERSHIP

The obligations of the Partners and the Partnership to effect the Acquisition are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of NII, NINC and Newco contained in this Agreement shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by NII, NINC or Newco on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of NII, NINC and of Newco shall have been delivered to the Partnership and the Partners.

7.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging NII’s, NINC’s or Newco’s proposed acquisition of the Partnership, or limiting or restricting trading of NII’s Stock or limiting or restricting NII’s, NINC’s or Newco’s conduct or operation of the business of the Partnership (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by a Governmental Authority, seeking any of the foregoing be pending; there shall be no action, suit, claim or proceeding of any nature pending or threatened against NII, NINC or Newco, their respective properties or any of their officers or directors that could materially and adversely affect NII’s Stock or the business, assets, liabilities, financial condition, results of operations or prospects of NII and its subsidiaries taken as a whole; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of NII, NINC and of Newco shall have been delivered to the Partnership and the Partners.

7.3 Consents and Approvals. Except for the approval or consent by ARC or IATAN (which the parties agree shall be sought after Closing) and for Unobtained Consents, all necessary consents of, and filings with, any Governmental Authority or third party relating to the consummation by NII, NINC and Newco of the transactions contemplated herein, shall have been obtained and made.

7.4 Employment Agreements. NINC shall have afforded Jack Noble, John Noble and Roger Przytarski an opportunity to enter into the Employment Agreements.

7.5 Opinion of NII Counsel. The Partners shall have received an opinion from counsel to NII, dated the Closing Date, in substantially the form attached hereto as Exhibit D.

7.6 Letter of Credit. The Letter of Credit securing NII’s obligations under the Note shall be in effect and an originally executed copy shall have been delivered to the Partners or the Partners’ Representative.

8. INDEMNIFICATION

8.1 General Indemnification by the Partners. The Partners, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless NII, NINC, Newco and their respective officers, directors, employees, stockholders, assigns, successors and Affiliates (individually, a “Buyer Indemnified Party” and collectively, “Buyer Indemnified Parties”) from, against and in respect of:

(a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements of every kind, nature and description) (collectively, “Damages”) suffered, sustained, incurred or paid by the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(i) any breach of any representation or warranty of the Partners or the Partnership set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of the Partners or the Partnership in connection herewith; or

(ii) any nonfulfillment of any covenant or agreement by the Partners or, prior to the Closing Date, the Partnership, under this Agreement; or

(iii) the business, operations or assets of the Partnership prior to the Closing Date or the actions or omissions of the Partnership’s partners, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Partnership Financial Statements, this Agreement or the Schedules to this Agreement; or

(iv) the matters disclosed in Section 3.8 (Partnership Financial Conditions), and on Schedules 3.25 (Employee Benefit Plans), 3.26 (Taxes); or

(v) the failure of the Partnership or the Partners to obtain any Required Unobtained Consents; or

(vi) any payment made, directly or indirectly, as a result of the transactions contemplated by this Agreement, to a Triggered Change of Control Recipient (or his or her Affiliate) that is either: (1) paid by NII after the Closing Date, or (2) paid by the Partnership prior to the Closing Date to the extent such payment causes a violation of the Partnership Financial Conditions set forth in Section 3.8 hereof or causes a Post-Closing Adjustment under Section 1.4 hereof; and

(b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

8.2 Indemnification by NII, NINC and Newco. After the Closing Date, NII, NINC and Newco, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless the partners, and their respective officers, directors, employees, stockholders, heirs, successors, assigns, affiliates, Partners and representatives (individually, a “Seller Indemnified Party” and collectively, “Seller Indemnified Parties”) from, against and in respect of:

(a) all Damages suffered, sustained, incurred or paid by the Seller Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(i) any breach of or inaccuracy in any representation or warranty of NII, NINC and Newco set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of NII, NINC and Newco pursuant to this Agreement;

(ii) any nonfulfillment of any covenant or agreement by NII, NINC or Newco under this Agreement; or

(iii) the business, operations or assets of the Partnership after the Closing Date or the actions or omissions of the Partnership’s directors, officers, shareholders, employees or agents after the Closing Date except to the extent such Damages are the direct or indirect result of any action or omission of any Partner after the Closing Date; and

(b) any and all Damages incident to any of the foregoing or enforcement of this Section 8.2.

8.3 Limitation and Expiration. Notwithstanding the above:

(a) there shall be no liability for indemnification under Section 8.1 or 8.2 unless and until and solely to the extent that the aggregate amount of Damages exceeds $400,000 (the “Indemnification Threshold”); and provided, further, that the Indemnification Threshold shall not apply to (i) adjustments to the Consideration as set forth in Section 1.4; (ii) Damages arising out of any breaches of the covenants of the Partners set forth in this Agreement including Section 10.5 or representations and warranties made in Sections 3.4 (Ownership of the Partnership), 3.8 (Partnership Financial Conditions), 3.25 (Employee Benefit Plans), 3.26 (Taxes); (iii) Damages described in Section 8.1(a)(iv), (v) and (vi); or (iv) Damages described in Section 8.2(a)(ii) and (iii);

(b) the aggregate amount of the Partners’ liability under this Article 8 shall not exceed the Consideration; provided, however, that the Partners’ liability for Damages arising out of any breaches of the covenants of the Partners set forth in Section 5.1 or Section 10.5 or any breaches of the representations made in Sections 3.4 (Ownership of the Partnership), 3.8 (Partnership Financial Conditions), 3.25 (Employee Benefit Plans), 3.26 (Taxes) or Section 8.1(iv), (v) and (vi) shall not be subject to such limitation and shall not count toward the limitation described in the first clause of this Section 8.3(b);

(c) the maximum aggregate amount of NII’s, NINC’s and Newco’s liability under this Agreement to the Seller Indemnified Parties shall not exceed the amount of the Consideration;

(d) the indemnification obligations of the Partners, NII, NINC and Newco under this Article 8, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of the applicable dates in clause (i) or (ii) of this Section 8.3(d):

(i) (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 8.3(d), the second anniversary of the Closing Date; or

(2) with respect to the covenants of the Partners contained in Section 5.1 and the representations and warranties contained in Sections 3.4 (Ownership of the Partnership), 3.25 (Employee Benefit Plans), 3.26 (Taxes), 4.4 (The Stock Consideration) and 4.5 (SEC Filings and Financial Statements) on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, five (5) years after the Closing Date for any other Claim covered by this clause (i)(2); or

(ii) the final resolution of claims or demands for which notice has been given and are pending as of the relevant dates described in clause (i) of this Section 8.3(d);

(e) with respect to breaches of the representations and warranties set forth in Section 3.8 (Partnership Financial Conditions), the Buyer Indemnified Parties shall not be entitled to recover Damages under Section 8.1 to the extent that a Consideration Adjustment has been made under Section 1.4 for the failure of the Partnership to maintain the financial conditions set forth therein; and

(f) the amount of any Damages for which indemnification is provided under this Article 8 shall be net of any actual cash insurance recoveries. Neither party shall have an obligation to seek an insurance recovery, unless, with respect to a Third Party Claim, the Indemnifying Party provides a statement in its Claim Notice that the Indemnifying Party reasonably believes that insurance exists to cover such Third Party Claim. In such an event, the Indemnified Party shall seek to recover its Damages first against the insurance policy so maintained. If the insurer denies coverage, or if coverage is otherwise stated to be excluded or prohibited, or if the insurer fails to timely notify the Indemnified Party with respect to whether such Third Party Claim is covered, then the Indemnified Party may seek to immediately exercise its rights under this Section 8 directly against the Indemnifying Parties. Thereafter, at the election and expense of the Indemnifying Parties, the Indemnified Party shall assign (if permitted) its insurable rights with respect to such Third Party Claim to the Indemnifying Parties who may pursue recovery without any effect on Indemnified Party’s rights under this Section 8. In no event shall an Indemnified Party’s claim be offset by the costs and expenses incurred in obtaining such recovery under an insurance policy or maintaining insurance coverage.

8.4 Indemnification Procedures. All claims or demands for indemnification under this Article 8 (“Claims”) shall be asserted and resolved as follows:

(a) In the event that any Seller Indemnified Party or any Buyer Indemnified Party (each an “Indemnified Party” and collectively, “Indemnified Parties”) has a Claim against any party obligated to provide indemnification pursuant to Sections 8.1 or 8.2 hereof (an “Indemnifying Party”) which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that it disputes such Claim, with a statement of the basis of such position (the “Dispute Notice”), the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case a Dispute Notice is delivered to an Indemnified Party in accordance with this Section 8.4(a), the parties shall submit the dispute to binding arbitration pursuant to Section 8.8.

(b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days from date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(i) In the event that the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

(ii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Partnership or any of its Subsidiaries, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

(c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

(d) Subject to the provisions of Section 8.3, the Indemnified Party’s failure to give reasonably prompt notice as required by this Section 8.4 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

8.5 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by the Partnership, the Partners and NII, NINC and Newco in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Partnership and the Partners will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.3. The representations of NII, NINC and Newco will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.3.

8.6 Exclusive Remedies. Except as set forth in Section 10.6 and Section 1.3, notwithstanding anything herein to the contrary, the sole and exclusive remedy of any indemnified party for any Damages, other than Damages incurred as a result of fraud, recklessness or gross negligence, shall be the indemnity set forth in this Article 8.

8.7 Right to Set Off.

(a) NII shall have the right, but not the obligation, in its sole discretion, to set off, in whole or in part, against amounts due to the Partners under Section 1.3 hereof, any amounts finally determined under Section 8.4 to be owed to a Buyer Indemnified Party by the Partners under Section 8.1 above. If under Section 8.4, a Buyer Indemnified Party does not receive a Dispute Notice within the time period specified in Section 8.4, NII, NINC and Newco may immediately exercise their right of set off against sums payable under Section 1.3 hereof without further notice to the Partners.

(b) NII shall have the right, but not the obligation, in its sole discretion, to withhold, in whole or in part, against amounts due to the Partners under Section 1.3 hereof, any amounts sought by a Buyer Indemnified Party from the Partners under Section 8.1 above pursuant to a Claim pending determination under Section 8.4. Any such withheld amounts shall be deposited by NII in escrow with a mutually satisfactory escrow agent until resolution of such Claim. Following resolution of such Claim, deposited amounts (and interest accrued thereon) finally determined to be owed to a Buyer Indemnified Party by the Partners under Section 8.1 above shall be released by the escrow agent to NII; any amounts not released to NII (and interest accrued thereon) shall be released by the escrow agent to (i) the Partners in the event that the date required by Section 1.3(b) for the delivery of the First Anniversary Consideration

Payment has passed or (ii) NII for distribution to the Partners in accordance with Section 1.3(b) in the event the date required by Section 1.3(b) for delivery of the First Anniversary Consideration Payment has not passed.

8.8 Arbitration.

(a) Claims submitted to arbitration under this Section 8.8 (“Arbitrated Disputes”) shall be resolved by binding arbitration administered by the AAA and, except as expressly provided in this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, as such rules (including discovery) may be amended from time to time (the “Rules”). The hearing locale shall be Minneapolis, Minnesota. A single, neutral arbitrator (the “Arbitrator”) shall be appointed by the AAA, within five (5) days after an Arbitrated Dispute is submitted for arbitration under this Section 8.8, to preside over the arbitration and resolve the Arbitrated Dispute. The Arbitrator shall be selected from the AAA’s Commercial Panel, and shall have expertise in the interpretation of commercial contracts and in the travel industry. The parties shall have ten (10) days to object in writing to the appointment of the Arbitrator, the only base for such objection being an actual conflict of interest or lack of experience in the travel industry. The AAA, in its sole discretion, shall determine within three (3) days the validity of any objection to the appointment of the Arbitrator based on an actual conflict of interest or lack of experience in the travel industry.

(b) The Arbitrator’s decision (the “Decision”) shall be binding, and the prevailing party may enforce the Decision in any court of competent jurisdiction.

(c) The parties shall use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel as the Arbitrator may request, so that the Decision may be reached timely.

(d) The authority of the Arbitrator shall be limited to deciding liability for, and the proper amount of, a Claim, and the Arbitrator shall have no authority to award punitive damages. The Arbitrator shall have such powers and establish such procedures as are provided for in the Rules, so long as such powers and procedures are consistent with this Section 8.8 and are necessary to resolve the Arbitrated Dispute within the time periods specified in this Agreement. Notwithstanding the above, the Arbitrator shall award attorneys’ fees and costs to the prevailing party. The Arbitrator shall render a Decision within thirty (30) days after being appointed to serve as Arbitrator, unless the parties otherwise agree in writing or the Arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period.

9. NONCOMPETITION

9.1 Prohibited Activities. The Partners will not, for a period of three (3) years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself, herself or on behalf of or in conjunction with any other Person or business of whatever nature:

(a) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, whether as an employee, independent contractor, consultant or adviser, or as a sales representative, in the travel agency business, including the development, manufacturing, marketing and transfer, whether by sale or license, of software for travel agency businesses (the “Business”), within one hundred (100) miles of anywhere where the Partnership or NII conducts the Business, as of the Closing Date (the “Territory”);

(b) call upon any Person who is, at that time, within the Territory, an employee of NII for the purpose or with the intent of enticing such employee away from or out of the employ of NII;

(c) call upon any Person who is, at that time, or that has been, within one (1) year prior to that time, a customer of NII within the Territory for the purpose of soliciting or selling products or services in competition with NII within the Territory; or

(d) call upon any prospective acquisition candidate that was, to the Knowledge of the Partners, either called upon by NII as a prospective acquisition candidate or was the subject of an acquisition analysis conducted by NII. The Partners, to the extent lacking the Knowledge described in the preceding sentence, shall immediately cease all contact with such prospective acquisition candidate upon being informed that NII had called upon such candidate or made an acquisition analysis thereof.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Partners from acquiring as an investment of not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over- the-counter. For purposes of this Article 9, the references to “NII” shall mean Navigant International, Inc., together with its Subsidiaries and Affiliates.

9.2 Confidentiality. Each of the Partners recognize that by reason of his ownership of the Partnership and his employment by the Partnership, he may have acquired confidential information and trade secrets concerning the operation of the Partnership, the use or disclosure of which could cause the Partnership or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each of the Partners covenant and agree with the Partnership and NII that, during the period of time commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, he will not at any time, except in performance of his obligations to the Partnership or with the prior written consent of NII pursuant to authority granted by a resolution of the board or director of NII, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his ownership of the Partnership or his employment by the Partnership, or any of its Affiliates, or use any such information in a manner detrimental to the interests of the Partnership or NII, unless (i) such information becomes known to the public generally through no fault of the Partners, (ii) disclosure is required by law or the order of any Governmental Authority under color of law, or (iii) the Partners reasonably believe that such disclosure is required in connection with the defense of a lawsuit against them, provided that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Partners (as applicable)

shall give prior written notice thereof to NII and provide NII with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. The term “confidential information” includes, without limitation, information not previously disclosed to the public or to the trade by the Partnership’s or NII’s management with respect to the Partnership’s or NII’s, or any of their Affiliates’ or Subsidiaries’, products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Partnership’s products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

9.3 Damages. Because of the difficulty of measuring economic losses to NII as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to NII for which it would have no other adequate remedy, the Partners agree that the foregoing covenant may be enforced by NII in the event of breach by the Partners, by injunctions and restraining orders.

9.4 Reasonable Restraint. The parties agree that the foregoing covenants in this Article 9 impose a reasonable restraint on the Partners in light of the activities and business of NII on the date of the execution of this Agreement, assuming the completion of the transactions contemplated hereby, and the current plans of NII; but it is also the intent of NII and the Partners that such covenants be construed and enforced in accordance with the changing activities and business of NII throughout the term of this covenant. The parties further agree that so long as the Partners are not employees of the Partnership, in the event the Partners shall enter into a business or pursue other activities not in competition with NII or similar activities or business in locations the operation of which, under such circumstances, does not violate Section 9.1(a) or the terms of any employment agreement with NII, the Partners shall not be chargeable with a violation of this Article 9 if NII shall thereafter enter the same, similar or a competitive (a) business, (b) course of activities or (c) location, as applicable.

9.5 Severability; Reformation. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

9.6 Independent Covenant. All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Partners against NII, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by NII of such covenants. The parties expressly acknowledge that the terms and conditions of this Article 9 are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement. It is specifically agreed that the period of three (3) years stated at the beginning of this Article 9 during which the agreements and covenants of the Partners made in this Article 9 shall be effective, shall be computed by excluding from such computation any time during which the Partners are found by a court of competent jurisdiction to have been in violation of any provision of this Article 9. The covenants contained in Article 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

9.7 Materiality. The Partnership and the Partners hereby agree that the covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

10. GENERAL

10.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law or to a Subsidiary of NII) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of NII, and the heirs and legal representatives of the Partners.

10.2 Entire Agreement; Amendment; Waiver. This Agreement and the Confidentiality Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto or in accordance with Section 9.5. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.3 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, which counterparts may be sent by telefax (with originals to follow), each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

10.4 Brokers and Agents. The Partnership and the Partners and NII, NINC and Newco each represents and warrants to the other that, except as disclosed in Schedule 10.4, it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

10.5 Expenses. NII has paid and will pay the fees, expenses and disbursements of NII and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Partners (and not the Partnership) have paid and will pay the fees, expenses and disbursements of the Partners, the Partnership, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement. NII shall be entitled to deduct from the Closing Consideration Payment $190,056 to cover certain fees relating to the issuance of the Letter of Credit by the financial institution as set forth in Schedule 1.3 and, in addition, the Partners shall promptly reimburse NII upon demand for any Letter of Credit fees which NII incurs if the Letter of Credit is outstanding after August 27, 2004. To the extent that the Partners fail to reimburse NII for such costs, such costs shall be deducted from the First Anniversary Consideration Payment.

10.6 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including, without limitation, the confidentiality obligations set forth in Section 5.6 and the noncompetition provisions set forth in Article 9. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

10.7 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

If to NII, NINC or Newco to:

Navigant International, Inc.

84 Inverness Circle East

Englewood, Colorado 80112

Attn: Edward Adams, Chief Executive Officer

Attn: Eugene A. Over, Jr., Senior Vice President, General Counsel and Secretary

(Telefax: (303) 706-0678)

with a required copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

2500 Wachovia Capitol Center

Raleigh, North Carolina 27601

Attn: Michael P. Saber, Esq.

(Telefax: (919) 821-6800)

If to the Partners, to the Partners’ Representative:

John C. Noble

7250 Metro Boulevard

Minneapolis, MN 55439

(Telefax: (952) 832-2080)

with a required copy to:

Larkin Hoffman Daly & Lindgren Ltd.

1500 Wells Fargo Plaza

7900 Xerxes Avenue South

Minneapolis, MN 55431

Attn: Frank I. Harvey, Esq.

(Telefax: (952) 896-3333)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

10.8 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of Delaware. Except as otherwise provided herein, any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in the City of Minneapolis, Minnesota and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, “Suit”). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper. Nothing in this Agreement shall affect or diminish any party’s right to serve summonses and other legal process in any other manner permitted by law in connection with any Suit in the City of Minneapolis, Minnesota.

10.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end, the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.5.

10.10 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee or partner of any party hereto or any other Person or entity.

10.11 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

10.12 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

10.13 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“AAA” means the American Arbitration Association, or any successor body.

“Accounts Receivable” has the meaning set forth in Section 3.13.

“Acquisition” has the meaning set forth in the Background Section.

“Adjusted Indebtedness” means the sum of all of the Partnership’s outstanding long-term and short-term indebtedness to banks or other financial institutions, and to the Partners and any former partners, as well as all unrecorded liabilities for pension plans, employee benefit plans, and all other related plans and creditors calculated in accordance with GAAP consistent with the Partnership’s past practices.

“Affiliate(s)” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the direct or indirect ownership of more than fifty percent (50%) of all voting securities, equity, or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Arbitrated Disputes” has the meaning set forth in Section 8.8(a).

“Arbitrator” has the meaning set forth in Section 8.8(a).

“ARC” means the Airlines Reporting Partnership.

“Average Closing Price” means the average of the closing prices for NII’s Stock on the Nasdaq for the most recent ten (10) trading days ending one (1) trading day prior to the Closing Date. For this purpose, a “trading day” is a day on which securities are generally traded on the Nasdaq, whether or not NII’s Stock is traded on such day, and the closing price for NII’s Stock on a trading day when it is not traded shall be deemed to be the closing price on the most recent trading day on which NII’s Stock was traded. The closing prices used for this determination shall be the closing prices as reported by such market or, if such reports are not available, as reported by another authoritative source identified by NII and reasonably acceptable to the Partnership.

“Benefit Arrangement(s)” means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former partners, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, partners, or agents.

“Business” has the meaning set forth in Section 9.1(a).

“Buyer Indemnified Party or Parties” has the meaning set forth in Section 8.1.

“Cash Consideration” has the meaning set forth in Section 1.3(a).

“Cause” means (a) any past, present or future act or omission of a Designated Person, including but not limited to misconduct, negligence, unlawfulness, dishonesty, inattention to the business, conflict of interest or competitive business activities, which, as determined by NII, Newco or NINC in their sole discretion, is or may be detrimental to their or any of their Affiliates’ interests; (ii) a Designated Person’s unsatisfactory performance or failure to comply with NII’s, Newco’s or NINC’s policies, procedures, practices or directions, as determined by NII, Newco or NINC in their sole discretion; or (iii) any other reason recognized as “cause” under applicable law or that is consistent with NII’s lawful business objectives under Section 5.13(a).

“CDSC’s” has the meaning set forth in Section 3.25(f).

“Charter Documents” has the meaning set forth in Section 3.1(b).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Claims” has the meaning set forth in Section 8.4.

“Closing” has the meaning set forth in Section 2.

“Closing Consideration Payment” has the meaning set forth in 1.3(a).

“Closing Date” has the meaning set forth in Section 2.

“Closing Financial Certificate” has the meaning set forth in Section 6.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.6.

“Consideration” has the meaning set forth in Section 1.2.

“Consideration Adjustment” has the meaning set forth in Section 1.4(a).

“Copyright(s)” means any United States or foreign copyright (registered or unregistered) owned by the Partnership, including any application for a United States or foreign copyright registration made by the Partnership.

“CRS” means Computer Reservation Systems.

“Damages” has the meaning set forth in Section 8.1(a).

“Decision” has the meaning set forth in Section 8.8(b).

“Designated Person” means each of Lisa Buckner, Sue Kirby, Evelyn Molzahn and Claudia Wilson.

“Dispute Notice” has the meaning set forth in Section 8.4(a).

“Employee Benefit Plan(s)” has the meaning given in Section 3(3) of ERISA.

“Employment Agreements” has the meaning set forth in Section 6.10.

“Encumbrance(s)” has the meaning set forth in Section 3.16(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules promulgated thereunder, or any successor law.

“ERISA Affiliate” means any Person that, together with the Partnership, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Partnership is or has been a general partner.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder, or any successor law.

“Financial Adjustment Notice” has the meaning set forth in Section 1.4(a).

“First Anniversary Consideration Payment” has the meaning set forth in Section 1.3(b).

“GAAP” means United States generally accepted accounting principles.

“General Partner” has the meaning set forth in the first paragraph of this Agreement.

“General Partner LP Interests” has the meaning set forth in Section 1.1.

“Governmental Authority” means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (d) multinational organization or body, (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or (f) official of any of the foregoing.

“GP Interests” has the meaning set forth in Section 1.1.

“Gross Revenues” means gross revenues of the Partnership (excluding interest income) determined in accordance with GAAP that are derived from (a) air, hotel, car rail, tour and cruise commissions, including bonus commissions and overrides, (b) air overrides, (c) car bonus commissions, (d) CRS payments and booking fees, (e) corporate and leisure fees charged to customers, (f) housing income, and (g) group, meeting and incentive income. For purposes of calculating Measured Revenues, Gross Revenues shall include revenues earned by an Affiliate or Subsidiary of NII after the Closing and attributable to a customer of the Partnership prior to the Closing.

“Hazardous Material(s)” means any substance that has been designated by any Governmental Authority or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained.

“IATAN” means the International Airlines Travel Agents Network.

“Indemnification Threshold” has the meaning set forth in Section 8.3(a).

“Indemnified Party or Parties” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Intellectual Property” has the meaning set forth in Section 3.18(d).

“Interim Balance Sheet” has the meaning set forth in Section 3.9.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.9.

“Interim Financials” has the meaning set forth in Section 3.9.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means as follows:

(a) an individual will be deemed to have Knowledge of a particular fact or other matter if:

(i) that individual is actually aware of that fact or matter; or

(ii) a prudent individual should have known; and

(b) a Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, officer or other member of management, partner, manager, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a)(i) and (a)(ii) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Lease(s)” has the meaning set forth in Section 3.16(c).

“Letter of Credit” has the meaning set forth in Section 1.3(a).

“Lien(s)” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Limited Partners(s)” has the meaning set forth in the first paragraph of this Agreement.

“LP Interests” has the meaning set forth in Section 1.1.

“Mark(s)” means all right, title and interest in and to any United States or foreign trademarks, service marks and trade names used by the Partnership in the operation of its business, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Partnership, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Partnership in the United States or any foreign country.

“Material Adverse Effect” means an event, circumstance, change or occurrence that, alone or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, business, prospects, revenue or financial condition of the affected party, as currently conducted and taken as a whole, but not including the effects of (a) the execution, delivery or performance of this Agreement, (b) changes in general economic conditions or economic conditions in the travel industry, or (c) matters that exist on the date hereof and have been reflected in this Agreement or disclosed in the Schedules and Exhibits. When the term “material” is used with reference to the Partnership, a matter shall be deemed “material” if the matter involves or affects, individually or in the aggregate with other matters, an amount in excess of five percent (5%) of the Partnership’s Net Income for the Partnership’s most recent fiscal year.

“Material Contracts” has the meaning set forth in Section 3.20(b).

“Measured Revenues” has the meaning set forth in Section 1.3(b).

“Measured Revenues Audit” has the meaning set forth in Section 1.3(c).

“Measured Revenues Notice” has the meaning set forth in Section 1.3(c).

“Multiemployer Plan” means any Employee Benefit Plan described in Section 3(37) of ERISA.

“Nasdaq” means the Nasdaq National Market System.

“Net Income” means net income before tax calculated in accordance with GAAP consistent with the Partnership’s past practices.

“Net Loss” means net loss before tax calculated in accordance with GAAP consistent with the Partnership’s past practices.

“Net Revenues” means Gross Revenues less only rebates to, and revenue shared with, customers, calculated in accordance with GAAP, except that Gross Revenues generated from meetings and incentives shall be on a net basis.

“New Partnership” has the meaning set forth in the first paragraph of this Agreement.

“New Partnership Documents” has the meaning set forth in Section 3.1(c).

“New Partnership LP Interests” has the meaning set forth in Section 1.1.

“Newco” has the meaning set forth in the first paragraph of this Agreement.

“NII” has the meaning set forth in the first paragraph of this Agreement.

“NII’s Accountant” has the meaning set forth in Section 1.4(a).

“NII Charter Documents” has the meaning set forth in Section 4.1.

“NII Financial Statements” has the meaning set forth in Section 4.5(b).

“NII SEC Reports” has the meaning set forth in Section 4.5(a).

“NII’s Stock” means the common stock of NII, par value $0.001.

“NINC” has the meaning set forth in the first paragraph of this Agreement.

“Nonstock Consideration” has the meaning set forth in Section 1.3(a).

“Note” has the meaning set forth in Section 1.3(a).

“Note Consideration” has the meaning set forth in Section 1.3(a).

“Other Rights” has the meaning set forth in Section 3.18(c).

“Partners” has the meaning set forth in the first paragraph of this Agreement.

“Partners’ Representative” shall be the Person designated as set forth in Section 1.5.

“Partnership” has the meaning set forth in the first paragraph of this Agreement.

“Partnership Benefit Arrangement(s)” means any Benefit Arrangement sponsored or maintained by the Partnership or with respect to which the Partnership has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former partners, employees, or agents of the Partnership.

“Partnership Documents” has the meaning set forth in Section 3.1(a).

“Partnership Financial Statements” has the meaning set forth in Section 3.9.

“Partnership Hazardous Materials Activities” has the meaning set forth in Section 3.23(b).

“Partnership Intellectual Property” has the meaning set forth in Section 3.18(d).

“Partnership Plan(s)” means, as of the Closing Date, any Employee Benefit Plan for which the Partnership is the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan currently or formerly maintained by the Partnership or to which the Partnership or any of its Subsidiaries is obligated to make payments, in each case with respect to any present or former employees of the Partnership.

“Patent” means any United States or foreign patent to which the Partnership has title, as well as any application for a United States or foreign patent made by the Partnership.

“Permitted Distribution” has the meaning set forth in Section 5.9.

“Permits” has the meaning set forth in Section 3.14.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Personal Property” has the meaning set forth in Section 3.17(a).

“Post-Closing Audit” has the meaning set forth in Section 1.4(a).

“Pre-Closing Transfer” has the meaning set forth in the Background Section.

“Preferred Vendors” has the meaning set forth in Section 3.20(a).

“Preferred Vendor Agreement” has the meaning set forth in Section 3.20(a).

“Prohibited Distribution” has the meaning set forth in Section 1.4(a).

“PTO” means the United States Patent and Trademark Office.

“Qualified Plan” means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

“Real Property” means all interests in real property including, without limitation, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights-of-way and all buildings and other improvements thereon, used by the Partnership, together with any additions thereto or replacements thereof.

“Registration Statement” has the meaning set forth in Section 5.12(a).

“Related Party” has the meaning set forth in Section 3.15.

“Required Unobtained Consents” has the meaning set forth in Section 3.20(e).

“Rules” has the meaning set forth in Section 8.8(a).

“Schedules” has the meaning set forth in Section 1.6.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including all rules and regulations promulgated thereunder, or any successor law.

“Seller Indemnified Party or Parties” has the meaning set forth in Section 8.2.

“Significant Customers” has the meaning set forth in Section 3.20(a).

“Stock Consideration” has the meaning set forth in Section 1.3(a).

“Subsidiary” means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Suit” has the meaning set forth in Section 10.8.

“Suspension Notice” has the meaning set forth in Section 5.12(b).

“Tangible Net Worth” means tangible net worth calculated in accordance with GAAP consistent with the Partnership’s past practices.

“Target Revenues” has the meaning set forth in Section 1.3(b).

“Target Revenues Audit” has the meaning set forth in Section 1.3(c).

“Target Revenues Notice” has the meaning set forth in Section 1.3(c).

“Tax(es)” means any tax or similar governmental charge, impost or levy (including, without limitation, income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

“Tax Return(s)” means any return (including any information return), report, statement, Schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Territory” has the meaning set forth in Section 9.1(a).

“Third Party Claim” has the meaning set forth in Section 8.4(b).

“Third Party Consents” has the meaning set forth in Section 3.20(e).

“Third Party Intellectual Property” has the meaning set forth in Section 3.18(d).

“Triggered Change of Control Recipient” means those Persons designated in Schedule 3.3(c) as “Triggered Change of Control Recipients.”

“Unobtained Consents” has the meaning set forth in Section 3.20(e).

“Voluntary Closures” has the meaning set forth in Section 5.13(b).

“Welfare Plan” means any Employee Benefit Plan described in Section 3(1) of ERISA.

“Year-End Financials” has the meaning set forth in Section 3.9.

[The Remainder of This Page Intentionally Left Blank]

[Signature Page to Partnership Interests Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NAVIGANT INTERNATIONAL, INC.

By:	/s/ Edward S. Adams
Edward S. Adams, Chief Executive Officer

NWT NEWCO, INC.

By:	/s/ Robert C. Griffith
Robert C. Griffith, Vice President
Treasurer and Secretary

NAVIGANT INTERNATIONAL/NORTH CENTRAL, INC.

By:	/s/ Robert C. Griffith
Robert C. Griffith, Vice President Treasurer and Secretary

[Signature Page to Partnership Interests Purchase Agreement]

NORTHWESTERN TRAVEL SERVICE, L.P.

By:	Northwestern Travel Service, Inc., its General Partner

By:	/s/ John C. Noble
Name:	John C. Noble
Title:	Chief Executive Officer

NORTHWESTERN TRAVEL SERVICE, INC.,
GENERAL PARTNER

By:	/s/ John C. Noble
Name:	John C. Noble
Title:	Chief Executive Officer

LIMITED PARTNERS

/s/ John C. Noble
John C. Noble

/s/ Jack Curtiss Noble
Jack Curtiss Noble

/s/ Peter Thorp Noble
Peter Thorp Noble

/s/ Clifford Blunt Noble
Clifford Blunt Noble

/s/ John Partridge Noble
John Partridge Noble

[Signature Page to Partnership Interests Purchase Agreement]

NEW PARTNERSHIP

NOBLE FAMILY LIMITED PARTNERSHIP

By:	Noble Management of Minnesota, Inc., its General Partner

By:	/s/ John C. Noble
Name:	John C. Noble
Title:	President

Exhibit A

THIS NOTE WAS ORIGINALLY ISSUED ON JUNE 16, 2004, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE PURCHASE AGREEMENT (AS DEFINED BELOW). THE BORROWER WILL FURNISH A COPY OF THESE PROVISIONS TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

PROMISSORY NOTE

$19,520,000.00	Minneapolis, Minnesota
June 16, 2004

FOR VALUE RECEIVED, the undersigned NAVIGANT INTERNATIONAL, INC., a Delaware corporation (“Borrower”) promises to pay to the order of NORTHWESTERN TRAVEL SERVICE, INC., a Minnesota corporation, at Minneapolis, Minnesota, or at such other place as the holder hereof shall designate in writing, the principal amount of Nineteen Million Five Hundred Twenty Thousand Dollars ($19,520,000), plus interest accrued but unpaid in lawful money of the United States of America in immediately available funds at the times set forth herein. The total principal amount outstanding on each day that the Note is unpaid shall bear interest at a rate of five percent (5%) per annum (computed on the basis of actual days elapsed in a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as the case may be). For purposes of computing interest, amounts shall be deemed to be outstanding on the date borrowed but not on the date of payment. A payment of principal of Nineteen Million Four Hundred Twenty Thousand Dollars ($19,420,000) shall be due August 15, 2004 (“First Payment Date”), and the entire remaining principal balance shall be due January 15, 2005. Borrower shall pay to holder with principal payments the amount of interest accrued to each payment date. All payments of principal and interest shall be made by wire transfer to the account in such commercial bank as is designated by the holder hereof in writing. In the event that any payment hereunder shall become due on a day other than a banking day, said payment shall be made on the next succeeding banking day with interest accruing to actual payment date. The term “banking day” shall mean any day that the Federal Reserve Bank of Minneapolis and the Federal Reserve Bank in the district from which funds are being wired are open for business.

In addition to all of the other sums payable hereunder, the Borrower also agrees to pay to the holder hereof on demand all costs and expenses (including reasonable attorneys’ fees and other legal expenses) which may be incurred in the enforcement of this Note.

This Note arises out of that certain Partnership Interests Purchase Agreement (the “Purchase Agreement”) dated effective May 24, 2004, among Navigant International, Inc., NWT Newco, Inc., Navigant International/North Central, Inc., Northwestern Travel Service, L.P., Northwestern Travel Service, Inc., Noble Family Limited Partnership and the Limited Partners named therein. References in this Note to the Purchase Agreement shall not affect or impair the absolute and unconditional obligation of the Borrower to pay the principal hereof and interest thereon in accordance with the terms hereof.

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body).

If any of the following Events of Default shall occur, the outstanding principal balance of this Note together with accrued interest thereon and any other costs and expenses payable by the Borrower therewith shall forthwith become due and payable without presentment, demand, protest, or notice of any kind, all of which are expressly waived, and the Borrower shall thereupon forthwith pay in full all sums due under this Note, and the holder hereof shall be entitled to exercise all rights and avail itself of all remedies available under applicable law or in equity in order to effect such payment in full:

1.	Default in the payment of any principal or interest upon this Note when it becomes due and payable, including any mandatory prepayment of any principal of this Note, and continuance of such default for a period of five (5) business days after the holder sends written notice to Borrower of such default; or

2.	The entry of an order for relief in an involuntary case under the Federal Bankruptcy Code or any other decree or order by a court having jurisdiction in the premises adjudging the Borrower bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) days; or

3.	The entry of an order for relief in a voluntary case under the Federal Bankruptcy Code or the institution by the Borrower of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower in furtherance of any such action; or

4.	An issuer of a letter of credit securing payment of this Note sending notice of termination of the letter of credit to either the Borrower or the holder of this Note prior to the First Payment Date; or

2.

5.	An issuer of a letter of credit securing payment of this Note instituting proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequester (or similar official) of such issuer or any substantial part of its property, or the making by such issuer of an assignment for the benefit of creditors. This Event of Default may be cured within fifteen (15) days after the holder sends written notice of such default if such issuer is replaced with a national or state bank of comparable asset size, legally authorized to assume the liabilities under the letter of credit of such issuer.

The Borrower may not prepay any interest or principal amount of this Note in whole or in part without the written consent of the holder hereof, which consent may be withheld in the sole discretion of the holder; provided, however, that in the event that an issuer of a letter of credit securing payment of this Note shall send a notice reducing the amount which may be drawn thereunder, the Borrower shall forthwith prepay the principal of this Note in an amount equal to the amount of such reduction. Any payments shall be credited first to interest and the balance to principal.

[signature page to follow]

3.

[Signature page to Promissory Note]

IN WITNESS WHEREOF, the Maker has caused this Note to be signed in its name as of the date first written above.

NAVIGANT INTERNATIONAL, INC.

By:	/s/ Edward S. Adams
	Title:	CEO & Chairman of the Board

4.

Schedule 1.3

Payment of Consideration

Name of Partner	Form of Consideration	Amount of Consideration

Northwestern Travel Service, Inc.	Note Consideration	$19,520,000.00

Noble Family Limited Partnership	Cash Consideration,	$775,000.00

	plus cash in lieu of fractional share	$0.45
	less Letter of Credit waiver fee	($50,000.00)
	less Letter of Credit issuance fee	($140,056.00)

Noble Family Limited Partnership	Stock Consideration	$10,455,000.00

Noble Family Limited Partnership	First Anniversary Consideration Payment	$10,250,000.00

TOTAL		$41,000,000.00